Exhibit (a)(1)(E)

Amended and Restated Offer to Purchase

All Outstanding Shares of Common Stock

of

TURNSTONE BIOLOGICS CORP.

at

A Price per Share of $0.34, Plus One Contingent Value Right (“CVR”), Which Represents the Right to Receive Potential Payments, in Cash, Contingent upon Receipt of Any CVR Proceeds, as Described in the CVR Agreement

by

XOMA ROYALTY CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M. EASTERN TIME ON AUGUST 7, 2025 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

XOMA Royalty Corporation, a Nevada corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Turnstone Biologics Corp., a Delaware corporation (“Turnstone”), for a price per Share of (i) $0.34 (the “Cash Amount”), payable subject to any applicable tax withholding and without interest, and (ii) one non-transferable contractual contingent value right (“CVR,”), which represents the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined below), subject to any applicable tax withholding and without interest (such amount, the “CVR Amount,” and together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in this Amended and Restated Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Merger Agreement (as defined below) and the CVR Agreement, the Offer Price will be paid net of any applicable tax withholding and without interest.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 26, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among Turnstone, Purchaser and XRA 3 Corp., a Delaware corporation (“Merger Sub”), and a wholly owned subsidiary of Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Turnstone, without a meeting or any further action of the Turnstone stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Turnstone will be the surviving corporation and a wholly owned subsidiary of Purchaser (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Closing Date.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Purchaser will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.

Pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each Share, other than Shares (A) owned by Turnstone immediately prior to the Effective Time, (B) owned by Purchaser, Merger Sub or any other subsidiary of Purchaser immediately prior to the Effective Time, (C) irrevocably accepted for purchase in the Offer or (D) held by any stockholders or owned by any beneficial owners of capital stock of Turnstone who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding. At the Effective Time, each option to purchase Shares from Turnstone (“Turnstone Stock Options,” and each a “Turnstone Stock Option”) that is then outstanding will be cancelled and terminated without consideration. As of immediately prior to the Offer Closing Time, each restricted stock unit granted pursuant to Turnstone’s 2023 Equity Incentive Plan, 2018 Equity Incentive Plan, or Amended and Restated Equity Incentive Plan (“Turnstone Restricted Stock Units,” and each a “Turnstone Restricted Stock Unit”), with each such Turnstone Restricted Stock Unit representing a contingent right to receive one Share upon vesting, that is then outstanding but not then vested will become immediately vested in full. At the Effective Time, each Turnstone Restricted Stock Unit that is then outstanding will be cancelled and the holder of such cancelled Turnstone Restricted Stock Unit will be entitled to receive (i) an amount in cash, without interest and subject to applicable tax withholding equal to the Cash Amount and (ii) one CVR.

As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Cash Amount that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount as it may be the only consideration you receive in the Offer. On July 22, 2025, the last full trading day prior to the date of this Offer to Purchase, the closing price of Turnstone’s common stock as reported on Nasdaq was $0.36 per Share.

On June 26, 2025, Turnstone’s board of directors (the “Turnstone Board”) unanimously: (i) determined that the terms of Offer, the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, Turnstone and the Turnstone stockholders; (ii) approved and declared advisable the Merger and the execution, delivery and performance by Turnstone of the Merger Agreement and the consummation of the Transactions; (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and be consummated as soon as practicable following the time at which Purchaser first irrevocably accepts for purchase the Shares tendered in the Offer; and (iv) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

The Offer is subject to various conditions. See “The Tender Offer—Section 9. Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 12 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

July 23, 2025

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Broadridge Corporate Issuer Solutions, LLC (the “Depositary and Paying Agent”), and either deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in “The Tender Offer—Section 3. Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

* * *

Questions and requests for assistance may be directed to Alliance Advisors, LLC (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

i

SUMMARY TERM SHEET

XOMA Royalty Corporation, a Nevada corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Turnstone Biologics Corp., a Delaware corporation (“Turnstone”), for a price per Share of (i) $0.34 (the “Cash Amount”), payable subject to any applicable tax withholding and without interest, and (ii) one non-transferable contractual contingent value right for each Share (“CVR”), which represents the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined below), subject to any applicable tax withholding and without interest (such amount, the “CVR Amount,” and together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Merger Agreement (as defined below) and the CVR Agreement, the Offer Price will be paid net of any applicable tax withholding and without interest.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 26, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among Turnstone, Purchaser and XRA 3 Corp., a Delaware corporation (“Merger Sub”), and a wholly owned subsidiary of Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Turnstone, without a meeting or any further action of the Turnstone stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Turnstone will be the surviving corporation and a wholly owned subsidiary of Purchaser (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Closing Date.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Purchaser will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.

The following are some questions you, as a stockholder of Turnstone, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in the Merger Agreement, the contingent value rights agreement, which is in substantially the form attached as Exhibit C to the Merger Agreement (the “CVR Agreement”), this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read the Merger Agreement, the CVR Agreement, this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Alliance Advisors, LLC (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser and Merger Sub as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

•

Purchaser is offering to buy your securities. Purchaser is XOMA Royalty Corporation, a Nevada corporation, with its principal offices located at 2200 Powell Street, Suite 310, Emeryville, California. See “The Tender Offer—Section 6. Certain Information Concerning Purchaser.”

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

•	Purchaser is seeking to purchase all of the outstanding Shares of Turnstone. See the Introduction and “The Tender Offer—Section 1. Terms of the Offer.”

HOW MUCH IS PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•

Purchaser is offering to pay a cash amount per Share of $0.34 (the “Cash Amount”), plus one non-transferable CVR for each Share, which represents the right to receive potential payments, in cash, contingent upon receipt of any CVR Proceeds, as described in the CVR Agreement, subject to any applicable tax withholding and without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. There is a risk that you may receive no payments under the CVRs. Therefore, the only consideration that you would receive in the Offer is the Cash Amount of $0.34 per Share that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount of $0.34 per Share as it may be the only consideration you receive in the Offer. See the Introduction and “The Tender Offer—Section 1. Terms of the Offer.”

You will only receive payments under the CVR Agreement upon the receipt of any CVR Proceeds. In making a decision to tender your Shares in the Offer, you should understand that there can be no assurance that you will receive any payments under the CVR Agreement, and therefore, it is possible that the Offer Price may be equal to, and no greater than, the Cash Amount.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

•

If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the Introduction and “The Tender Offer—Section 3. Procedures for Tendering Shares.”

WHAT IS THE CVR AND HOW DOES IT WORK?

•

At or prior to the Offer Closing Time, Purchaser, Merger Sub, the rights agent (the “Rights Agent”) and the representative of the holders of the CVRs (the “Representative”) will enter into the CVR Agreement, governing the terms of the CVRs. Each CVR will represent a contractual right to receive contingent cash payments equal to a pro rata share of: (i)(a) the net tax receivables from Canadian federal and territory/provincial tax authorities and/or Québec Scientific Research and Experimental Development (“SR&ED”) tax credit program as tax refunds up to $850,000 (excluding the $55,610 Québec SR&ED amount that has been scheduled on Schedule 1.01 of the Merger Agreement) and (b) the payments received from the landlord under the Sublease, dated November 16, 2022, between Turnstone and Medivis, Inc., as a return of security deposit up to $260,000 ((a) and (b) together, the “Legacy Receivable Amount”), plus (ii) Net Cash Excess (as defined below), if any, and minus (iii) Net Cash Shortfall (as defined below), if any. “Net Cash Excess” means if Final Net Cash is greater than Closing Net Cash (each as defined in the Merger Agreement and calculated in accordance with Section 2.01(c) of the Merger Agreement), then the amount equal to (a) Final Net Cash, minus (b) Closing Net Cash. “Net Cash Shortfall” means if Final Net Cash is less than Closing Net Cash, then the amount equal to (a) Closing Net Cash, minus (b) Final Net Cash.

•

For illustrative purposes only, assuming that: (a) Turnstone receives $510,000 in tax refunds from Canadian tax authorities (i.e., 60% of the maximum refund amount), and $156,000 from Medivis, Inc. as a return of the security deposit under the Sublease Agreement (also 60% of the maximum amount), and (b) Final Net Cash is $3,000,000 and Closing Net Cash is $3,000,000, such that there is no Net Cash Excess or Net Cash Shortfall, then the aggregate amount payable under the CVRs would be $666,000 or approximately $0.03 per CVR (based on (i) 23,140,691 Shares issued and outstanding, and (ii) 1,135 Shares underlying Turnstone RSUs).

•	We cannot predict whether any CVR Proceeds will be received or, if any CVR Proceeds are received, the amount or timing of any such receipt. In connection with the Offer, the offeror did not engage any independent valuation firm to conduct an analysis of the potential value of the CVR Proceeds or receive any material non-public information assessing the value of the CVR Proceeds. The offeror is relying on Turnstone’s estimate of the CVR Proceeds that would be payable. Accordingly, in making a decision to tender your Shares in the Offer, you should understand that there can be no assurance whether there will be any payments under the CVR Agreement or with respect to the amount and timing of such payments (if any). You should also understand that, as discussed below, it is estimated that the amount that will be payable under the CVRs will be approximately $0.03 per CVR. Turnstone has determined that the maximum payout for the CVR is estimated to be up to $0.05 per CVR, assuming payment in full of the tax refund and lease deposit and no positive or negative adjustment to the CVR Proceeds because of a Net Cash Excess or a Net Cash Shortfall, respectively. After accounting for the likelihood of different payment scenarios for the tax refund and lease deposit, Turnstone has applied a 40% discount for the tax refund and lease deposit and has assumed no adjustments for net cash calculations under the CVR Agreement. Accordingly, the probability-weighted estimate of the amount payable is $0.03 per CVR.

•

In determining the probability-weighted estimated payout, we note that there can be no assurance: (i) that Turnstone will receive the tax receivables and/or the return of a lease security deposit prior to the expiration of the CVRs necessary for payment pursuant to the CVRs, (ii) that there will be any positive or negative adjustments based on the post-closing calculation of Closing Net Cash, or (iii) regarding the exact amount of CVR Proceeds or the timing of any such payment, if any. Neither the Merger Agreement nor the CVR Agreement requires Purchaser to use any efforts in connection with the CVR Proceeds. The discount reflects Turnstone’s assessment of the fair value of the CVRs, taking into account the contingent nature of the payment, the absence of industry benchmarks for similar instruments, and the inherent uncertainty regarding the receipt of payments for the tax refunds or security deposit. This estimate is subject to change and should not be construed as a prediction or guarantee of actual payments under the CVRs. If any CVR Proceeds are received after one year following the date of the closing of the Merger, holders of the CVRs will not receive any payment pursuant to the CVR Agreement. Accordingly, in deciding whether to tender your Shares into the Offer, you should understand that it is possible that no payment will be made pursuant to the CVRs.

•

The CVR holders will have no greater rights against Purchaser under the CVR Agreement, than those of general unsecured creditors of Purchaser, including in the event of any bankruptcy. The CVRs would be effectively junior in right of payment to all of Purchaser’s secured obligations to the extent of the collateral securing such obligations, and the CVRs would be pari passu with all of Purchaser’s unsecured obligations, including trade payables, pursuant to the CVR Agreement, as applicable.

•

It is currently anticipated that up to an aggregate of 23.1 million CVRs will be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares, as well as Shares underlying each Turnstone Restricted Stock Unit immediately prior to the Effective Time. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IS IT POSSIBLE THAT NO PAYMENTS WILL BE PAYABLE TO THE HOLDERS OF CONTINGENT VALUE RIGHTS IN RESPECT OF SUCH CONTINGENT VALUE RIGHTS?

•

Yes. You will only receive payments with respect to your CVRs if CVR Proceeds are received between the Closing Date and the Expiration Date (as defined in the CVR Agreement). If no CVR Proceeds are received, you will receive only the Cash Amount for your Shares and no payments with respect to your CVRs.

•	It is estimated that the amount that will be payable under the CVRs will be approximately $0.03 per CVR based on a probability-weighted estimate.

•

In considering whether to tender your Shares in the Offer, you should consider that it is entirely possible that no cash will be distributed to the holders of the CVR under the terms of the CVR Agreement.

For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

MAY I TRANSFER MY CONTINGENT VALUE RIGHTS?

•

The CVRs will not be transferable except: (i) upon death of the holder by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by the Depository Trust Company (“DTC”); or (v) that CVRs may be abandoned, as provided under Section 2.7 of the CVR Agreement. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT VALUE RIGHTS?

•

In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership in Purchaser, any constituent corporation party to the Merger or any of its affiliates. No interest will accrue or become payable in respect of any of the amounts that may become payable on the CVRs. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

WHY IS PURCHASER MAKING THE OFFER?

•

Purchaser has undertaken to acquire control of, and the entire equity interest in, Turnstone because the acquisition would add to Purchaser’s cash balances. See “Special Factors—Section 2. Purpose of the Offer and Plans for Turnstone” and “The Tender Offer—Section 1. Terms of the Offer.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•

Pursuant to the Merger Agreement, Purchaser’s obligation to accept Shares tendered in the Offer is subject to the satisfaction or waiver of certain conditions. Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(a)

prior to the Expiration Date, there shall not have been validly tendered (and not properly withdrawn) at least one Share more than 50% of the number of Shares that are then issued and outstanding as of the expiration of the Offer (the “Minimum Tender Condition”); or

(b)	any of the following conditions exist or shall have occurred and be continuing at the Expiration Date:

(i)

there shall be any Legal Restraint (as defined in the Merger Agreement) in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

(ii)

(A) any representation or warranty of Turnstone set forth in Article IV (other than those set forth in Section 4.01 of the Merger Agreement (Due Organization, Subsidiaries), Section 4.03 of the Merger Agreement (Authority; Execution and Delivery; Enforceability), Section 4.04 of the Merger Agreement (No Vote Required), Section 4.05(a) of the Merger Agreement (Non-Contravention), Section 4.06 of the Merger Agreement (Capitalization), Section 4.08(b) of the Merger Agreement (No Material Adverse Effect), Section 4.21 of the Merger Agreement (No Financial Advisors) and Section 4.27 (Opinion of Financial Advisors)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Turnstone Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Turnstone Material Adverse Effect”);

(B)

any representation or warranty of Turnstone set forth in Section 4.01 of the Merger Agreement (Due Organization, Subsidiaries), Section 4.03 of the Merger Agreement (Authority; Execution and Delivery; Enforceability), Section 4.04 of the Merger Agreement (No Vote Required), Section 4.05(a) of the Merger Agreement (Non-Contravention), Section 4.06(b), (d), (e) and (f) of the Merger Agreement (Capitalization), Section 4.21 of the Merger Agreement (No Financial Advisors) and Section 4.27 (Opinion of Financial Advisors), and the Closing Cash Schedule (as defined in the Merger Agreement) shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date);

(C)

any representation or warranty of Turnstone set forth in Sections 4.06(a) and (c) of the Merger Agreement (Capitalization) shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date); and

(D)	any representation or warranty of Turnstone set forth in Section 4.08(b) of the Merger Agreement (No Material Adverse Effect) shall not be true and correct in all respects as of such time;

(iii)

Turnstone shall have failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement, including without limitation Turnstone’s obligations under Section 6.01 of the Merger Agreement;

(iv)

Purchaser shall have failed to receive from Turnstone a certificate, dated as of the date on which the Offer expires and signed by an executive officer of Turnstone, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

(v)	the Merger Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”); or

(vi)	the Closing Net Cash as finally determined pursuant to Section 2.01(c) of the Merger Agreement is less than $2,000,000.

Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion (including the minimum cash condition to the Offer described in the foregoing clause (b)(vi) above); provided that they may not waive the Minimum Tender Condition or the Termination Condition.

A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 9. Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. Turnstone, Purchaser and Merger Sub have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

DOES PURCHASER HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER AND, IF REQUIRED, IN RESPECT OF THE CVRS?

•	Yes. Purchaser has available cash balances to pay cash consideration for all Shares accepted for payment in the Offer. See “The Tender Offer—Section 8. Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•

No, we do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash and CVRs; (ii) the Offer is not subject to any financing condition; and (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger. See “The Tender Offer—Section 8. Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•

You will have until one minute after 11:59 p.m. Eastern Time on August 7, 2025, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the Expiration Date of the Offer as so extended. See also “The Tender Offer—Section 1. Terms of the Offer.”

CAN THE OFFER BE FURTHER EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•

Yes, the Offer can be extended. We have agreed in the Merger Agreement, subject to our rights to terminate the Merger Agreement in accordance with its terms, if on any then-scheduled expiration of the Offer the Minimum Tender Condition has not been satisfied or any Offer Condition (as defined in the Merger Agreement) has not been satisfied or waived by Purchaser (set forth in “The Tender Offer—Section 9. Conditions of the Offer”), Purchaser may, in its discretion, or at the request of Turnstone, Purchaser shall, extend the Offer (i) for periods of up to ten (10) business days per extension to permit such Offer Condition to be satisfied or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of The Nasdaq Stock Market LLC (“Nasdaq”) applicable to the Offer; provided, that, in no event shall Purchaser be permitted or required to extend the Offer beyond October 26, 2025 (the “Outside Date”).

HOW WILL I BE NOTIFIED IF THE OFFER IS FURTHER EXTENDED?

•

If Purchaser further extends the Offer, we will inform Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for this Offer (the “Depositary and Paying Agent”), of that fact and will file with the SEC and disseminate to the holders of Shares, as and to the extent required by law, a supplement or amendment to this Offer to Purchase giving the new Expiration Date no later than 9:00 a.m. Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See “The Tender Offer—Section 1. Terms of the Offer.”

HOW DO I TENDER MY SHARES?

•

If you hold your Shares directly as the registered owner, you can: (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent; or (ii) tender your Shares by following the procedure for book-entry set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” not later than the expiration of the Offer. See “The Tender Offer—Section 3. Procedures for Tendering Shares.”

•

If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of certificates for such Shares and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Tender Offer—Section 3. Procedures for Tendering Shares”). See also “The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m. Eastern Time on August 7, 2025, unless Purchaser extends the Offer. See “The Tender Offer—Section 4. Withdrawal Rights.”

•

In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after September 9, 2025, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

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To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Tender Offer—Section 4. Withdrawal Rights.”

WHAT DOES TURNSTONE’S BOARD OF DIRECTORS THINK OF THE OFFER?

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After careful consideration, the members of Turnstone’s board of directors (the “Turnstone Board”) have unanimously recommended that you accept the Offer. Turnstone’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it has filed with the SEC on the date hereof. See also the “Introduction” below.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

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If we accept Shares for payment pursuant to the Offer, then the Minimum Tender Condition will have been satisfied and we will hold a sufficient number of Shares to effect the Merger without a vote by Turnstone stockholders under the General Corporation Law of the State of Delaware (the “DGCL”). If the Merger occurs, then Turnstone will become a wholly owned subsidiary of Purchaser and each issued and then outstanding Share, other than Shares held in the treasury by Turnstone, or held by any stockholders or owned by any beneficial owners of capital stock of Turnstone who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding. For more information, see the “Introduction” below.

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Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the time Purchaser first irrevocably accepts for purchase the Shares tendered in the Offer (the “Offer Closing Time”). See “Special Factors—Section 2. Purpose of the Offer and Plans for Turnstone” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL TURNSTONE CONTINUE AS A PUBLIC COMPANY?

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No. Immediately following the Offer Closing Time and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Purchaser, the Shares will be delisted from Nasdaq, Turnstone’s obligations to file periodic reports under the Exchange Act will be suspended and Turnstone will be privately held. See “Special Factors—Section 4. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

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If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Shares in the Offer.

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If you decide not to tender your Shares in the Offer and the Merger does not occur, you will remain a stockholder of Turnstone. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See “Special Factors—Section 4. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

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Following the Offer Closing Time, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See “Special Factors—Section 4. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

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On July 22, 2025, the last full trading day prior to the date of this Offer to Purchase, the last reported closing price per Share reported on Nasdaq was $0.36. See “Special Factors—Section 3. Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

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If the conditions to the Offer as set forth in the Introduction and “The Tender Offer—Section 9. Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount in cash equal to the number of Shares you tendered multiplied by the Cash Amount, plus one CVR for each Share, in each case, without interest and subject to any applicable tax withholding, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three business days). See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares.”

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We will pay to the holders of CVRs the applicable CVR Proceeds, if any, within 30 days following (a) with respect to Net Cash Excess, if any, the final determination of such Net Cash Excess amount and (b) with respect to Legacy Receivable Amount, if any, the receipt of any amount of the Legacy Receivable Amount; provided that, if the Legacy Receivable Amount is received prior to the Closing Date, we will pay to the holders of CVRs the applicable CVR Proceeds for such Legacy Receivable Amount within 30 days following the Closing Date.

•	For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IF I AM AN EMPLOYEE OF TURNSTONE, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

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As of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each Turnstone Stock Option that is then outstanding will be cancelled and terminated without consideration. As of immediately prior to the Offer Closing Time, each Turnstone Restricted Stock Unit that is then outstanding but not then vested will become immediately vested in full. At the Effective Time, each Turnstone Restricted Stock Unit that is then outstanding will be cancelled and the holder thereof will be entitled to receive (i) an amount in cash, without interest and subject to applicable tax withholding equal to the Cash Amount and (ii) one CVR.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?

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The receipt of cash and CVRs in exchange for Shares pursuant to the Offer or the Merger will generally be treated for U.S. federal income tax purposes as consideration received in a sale or exchange of the Shares that you exchange in the Offer or the Merger. The amount of income, gain or loss a holder recognizes, and the timing and character of such income, gain or loss will depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We intend to treat the receipt of the CVRs as part of a “closed transaction” for U.S. federal income tax purposes and to treat payments received pursuant to the CVRs as amounts realized on the disposition (or partial disposition) of the CVRs. Assuming such treatment is respected by the Internal Revenue Service (“IRS”), a U.S. Holder (as defined below in “Special Factors—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) is expected (except to the extent any portion of such payment is required to be treated as imputed interest as defined below in “Special Factors—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) to recognize gain or loss equal to the difference, if any, between: (i) the sum of the Cash Amount received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See “Special Factors—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

The U.S. federal, state, local and non-U.S. income and other tax consequences to holders or beneficial owners of Turnstone Stock Options or Turnstone Restricted Stock Units participating in the Merger with respect to such Turnstone Stock Options or Turnstone Restricted Stock Units are not discussed herein, and such holders or beneficial owners of Turnstone Stock Options or Turnstone Restricted Stock Units are strongly encouraged to consult with their own tax advisors regarding such tax consequences. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

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No appraisal rights are available to the holders of Shares in connection with the Offer, and holders and beneficial owners who tender their Shares in the Offer will not have appraisal rights in connection with the Merger. However, if Purchaser purchases Shares in the Offer and the Merger is consummated, holders and beneficial owners of Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Purchaser accepts properly tendered Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value, if certain conditions are met.

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The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Holders and beneficial owners should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Purchaser and Turnstone may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

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Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

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The foregoing summary of appraisal rights under the DGCL does not purport to be a statement of the procedures to be followed by persons desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which are contained in Section 262 of the DGCL and will be further summarized in a notice of the availability of appraisal rights to be sent by Turnstone. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information regarding appraisal rights, see “The Tender Offer—Section 11. Certain Legal Matters; Regulatory Approvals.”

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If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Alliance Advisors, LLC, the Information Agent, toll-free at 1-855-206-0801 or email them at tsbx@allianceadvisors.com. See the back cover of this Offer to Purchase.

To All Holders of Shares of

Turnstone Biologics Corp.

INTRODUCTION

Purchaser is making the Offer to acquire all outstanding Shares of Turnstone for a price per Share of $0.34, plus one non-transferable CVR for each Share, which represents the right to receive potential cash payments, contingent upon receipt of CVR Proceeds, as described in the CVR Agreement, all upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Subject to the terms of the Merger Agreement and the CVR Agreement, the Offer Price will be paid net of any applicable tax withholding and without interest. The Offer is being made pursuant to the Merger Agreement among Turnstone, Purchaser and Merger Sub, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Turnstone, without a meeting or any further action of the Turnstone stockholders in accordance with Section 251(h) of the DGCL, assuming the conditions set forth in Section 251(h) of the DGCL are met, and Turnstone will be the Surviving Corporation and a wholly owned subsidiary of Purchaser. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the satisfaction of the Minimum Tender Condition, Purchaser will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer at the Offer Closing Time.

As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Cash Amount of $0.34 that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount of $0.34 as it may be the only consideration you receive in the Offer. On July 22, 2025, the last full trading day prior to the date of this Offer to Purchase, the closing price of Turnstone’s common stock as reported on Nasdaq was $0.36 per Share.

If your Shares are registered in your name and you tender directly to the Depositary and Paying Agent, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.

We will pay all charges and expenses of the Depositary and Paying Agent and the Information Agent.

Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(i) prior to the Expiration Date, the Minimum Tender Condition shall have not been satisfied; or

(ii) any of the conditions set forth in “The Tender Offer—Section 9. Conditions of the Offer” shall exist or shall have occurred and be continuing at the Expiration Date of the Offer.

Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that it may not waive the Minimum Tender Condition or the Termination Condition. See “The Tender Offer—Section 9. Conditions of the Offer.”

Pursuant to the terms of the Merger Agreement, the Offer and withdrawal rights will expire one minute after 11:59 p.m. Eastern Time on August 7, 2025 (the “Expiration Date”). See “The Tender Offer—Section 1. Terms of the Offer,” “The Tender Offer—Section 9. Conditions of the Offer” and “The Tender Offer—Section 11. Certain Legal Matters; Regulatory Approvals.”

After careful consideration, the members of the Turnstone Board unanimously: (i) determined that the terms of Offer, the Merger and the other Transactions are fair to, and in the best interests of, Turnstone and Turnstone’s stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Turnstone of the Merger Agreement and the consummation of the Transactions and (iii) recommended that Turnstone’s stockholders accept the Offer and tender their Shares pursuant to the Offer. In addition, all disinterested and independent members of the Turnstone Board unanimously resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and be consummated as soon as practicable following the time at which Purchaser first irrevocably accepts for purchase the Shares tendered in the Offer.

For reasons considered by the Turnstone Board, see Turnstone’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC on the date hereof in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Purchaser, Turnstone and Merger Sub and specified in the certificate of merger).

Pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each Share, other than Shares (A) owned by Turnstone immediately prior to the Effective Time, (B) owned by Purchaser, Merger Sub or any other subsidiary of Purchaser immediately prior to the Effective Time; (C) irrevocably accepted for purchase in the Offer or (D) held by any stockholders or owned by any beneficial owners of capital stock of Turnstone who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding. At the Effective Time, each Turnstone Stock Option that is then outstanding will be cancelled and terminated without consideration. As of immediately prior to the Offer Closing Time, each Turnstone Restricted Stock Unit that is then outstanding but not then vested will become immediately vested in full. At the Effective Time, each Turnstone Restricted Stock Unit that is then outstanding will be cancelled and the holder of such cancelled Turnstone Restricted Stock Unit will be entitled to receive (i) an amount in cash, without interest and subject to applicable tax withholding equal to the Cash Amount and (ii) one CVR.

The Merger Agreement is more fully described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Turnstone Restricted Stock Units and Turnstone Stock Options in the Merger. “Special Factors—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are exchanged in the Merger.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Turnstone’s stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of Turnstone that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to such offer and received by the depositary prior to expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of Turnstone to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement; and (iii) each outstanding share (other than “excluded stock” (as defined in Section 251(h) of the DGCL)) of the company that is subject of and not irrevocably accepted for purchase in such offer is converted in such merger into the right to receive the same amount and kind of cash, property, rights or securities paid for such shares pursuant to such offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Turnstone will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Turnstone will cease to be a publicly traded company and will become a wholly owned subsidiary of Purchaser. See “Special Factors—Section 2. Purpose of the Offer and Plans for Turnstone.”

The Merger Agreement, the CVR Agreement, this Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

SPECIAL FACTORS

1. BACKGROUND OF THE OFFER; CONTACTS WITH TURNSTONE.

Background of the Offer and the Merger; Past Contacts or Negotiations between Purchaser, Merger Sub and Turnstone. The following is a description of contacts between representatives of Purchaser and Merger Sub with representatives of Turnstone that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Turnstone’s activities relating to these contacts, please refer to the Schedule 14D-9 being provided to stockholders with this Offer to Purchase.

Background of the Offer and the Merger.

On April 11, 2025, Purchaser was informed of the strategic opportunity to acquire Turnstone by Leerink Partners LLC (“Leerink”), as financial advisor to Turnstone. From April 11, 2025 to April 13, 2025, Purchaser and Leerink engaged in preliminary discussions regarding a potential transaction.

On April 16, 2025, Purchaser was informed by Leerink that Turnstone was interested in directly discussing a potential transaction. Later on the same date, Purchaser and Turnstone executed a confidentiality agreement (which included customary “standstill” provisions that would expire on April 16, 2026 and which did not contain a “don’t ask / don’t waive” provision).

On April 18, 2025, Purchaser and Turnstone held an introductory call to discuss a potential acquisition.

On April 28, 2025, Purchaser submitted an initial non-binding proposal to acquire 100% of the equity of Turnstone with two potential structures: (i) an all-cash structure for a cash price of approximately $8.5 million, representing a 8% premium over Turnstone’s most recent closing price, plus a contingent value right representing the right to receive 85% of the near terms proceeds from the sale of any of Turnstone’s legacy products, or (ii) a stock-for-stock transaction where Purchaser would issue $9.25 million of shares of Purchaser’s common stock to Turnstone’s stockholders, to be followed by a modified Dutch auction tender offer for Purchaser to buy back such shares from Turnstone’s stockholders.

On May 12, 2025, Purchaser and Turnstone held an initial diligence call wherein Turnstone’s management provided an overview of Turnstone’s efforts to wind-down its operations.

On May 14, 2025, Purchaser submitted a revised non-binding proposal to acquire 100% of the equity of Turnstone for a cash price of approximately $8.252 million, or $0.36 per Share, representing a 5% premium over Turnstone’s most recent closing price, plus a contingent value right representing the right to receive 90% of the near terms proceeds from the sale of any of Turnstone’s legacy products, subject to diligence and based on Turnstone’s preliminary net cash calculation.

On May 21, 2025, Purchaser spoke with Leerink to discuss Turnstone’s preparation of the net cash schedule, Turnstone’s efforts to wind-down its operations and the overall timing of the potential transaction between Purchaser and Turnstone.

On May 27, 2025, the Chief Executive Officer of Purchaser contacted a representative of Leerink Partners and revised Purchaser’s offer to Turnstone’s net cash minus $2.0 million.

On May 28, 2025, Purchaser spoke with Leerink to discuss updates on certain tax credits to be received by Turnstone post-closing, as well as Turnstone’s efforts to wind-down its obligations under certain operating leases.

On June 4, 2025, Purchaser and Turnstone held a supplemental diligence call to discuss further refinement of its net cash schedule, any remaining liabilities of Turnstone and severance obligations associated with Turnstone’s winding-down efforts.

On June 6, 2025, Leerink provided certain representatives of Gibson Dunn & Crutcher LLP (“Gibson Dunn”), counsel to Purchaser, with access to Turnstone’s electronic data room and Purchaser and its advisors began conducting confirmatory due diligence.

On June 11, 2025, Purchaser submitted to Turnstone a final bid letter, which was subsequently accepted and counter-signed by Turnstone.

On June 12, 2025, members of Turnstone management, certain representatives of Cooley LLP (“Cooley”), counsel to Turnstone, Leerink, Purchaser and certain representatives of Gibson Dunn conducted a call to discuss the potential acquisition of Turnstone by Purchaser as well as due diligence matters such as, among others, the status of (i) Turnstone’s efforts to wind-down its operations and other sources of liabilities such as operating leases, and (ii) a potential sale of certain intellectual property rights and related assets to H. LEE Moffitt Cancer Center and Research Institute, Inc. (“Moffitt” and such asset sale, the “Moffitt Asset Sale”).

On June 14, 2025, Gibson Dunn sent an initial draft of the merger agreement to Cooley, which contemplated, among other things: (i) a two-step tender offer/merger structure pursuant to Section 251(h) of the DGCL; (ii) a contingent value right to receive potential payments in accordance with a CVR agreement; (iii) certain stockholders of Turnstone entering into tender and support agreements with Purchaser and Merger Sub; and (iv) a minimum cash condition. This initial draft merger agreement did not specify the cash price per Share.

On June 17, 2025, Purchaser spoke with Leerink to discuss the overall timing of the potential transaction between Purchaser and Turnstone. Later on the same date, Cooley sent a revised draft of the merger agreement to Gibson Dunn, which reflected certain changes, including, among others, (i) expansion of the “Company Material Adverse Effect” definition, (ii) deletion of the “Estimated Costs Post-Merger Closing” definition, (iii) revisions to the scope of wind-down to include winding down Turnstone’s research and development activities and any termination of Turnstone’s employees or ongoing contractual obligations, and (iv) deletion of the minimum closing net cash as one of the offer conditions.

On June 18, 2025, Leerink sent a draft of the net cash schedule, which would ultimately be attached as Schedule I to the merger agreement (the “June 18 Net Cash Schedule”).

On June 19, 2025, Leerink provided a calculation of the offer price of $0.35 per Share, which was based on the calculations provided in the June 18 Net Cash Schedule.

Also on that date, Gibson Dunn sent a revised draft of the merger agreement to Cooley, which reflected certain changes, including, among other things, (i) reinserting the “Estimated Costs Post-Merger Closing” definition, (ii) proposing a $2.0 million minimum cash condition; (iii) including a termination fee of $500,000 payable by Turnstone to Purchaser in certain circumstances and up to $500,000 in expense reimbursement fees in connection with a termination; and (iv) adding a closing condition to the merger that Moffitt shall provide written confirmation that certain closing conditions under the asset purchase agreement for the Moffitt Asset Sale had been satisfied.

On June 20, 2025, Gibson Dunn provided Cooley an initial draft of the CVR agreement, which provided for, among other things, the right to receive up to $800,000 as a result of a Canadian tax credit to be received by Turnstone post- closing (defined as “Legacy Receivable Amount” in the CVR agreement). On the same date, Gibson Dunn sent an initial draft of the form of the tender and support agreement to Cooley.

On the same date, Cooley agreed to add the satisfaction of all closing conditions (other than one requirement) under the asset purchase agreement for the Moffitt Asset Sale as one of the closing conditions in the merger agreement and proposed certain other changes, including, among other things, (i) revisions to the “Estimated Costs Post-Merger Closing” definition to limit any settlement costs pursuant to any stockholder litigations would not exceed a certain amount, and (ii) reducing the termination fee to $350,000 and the expense reimbursement cap to $350,000. Cooley sent a further revised draft of the merger agreement to Gibson Dunn reflecting those changes.

On June 23, 2025, Cooley returned a revised draft of the CVR agreement to Gibson Dunn, which reflected certain changes, including, among others, supplementing the definition of “Legacy Receivable Amount” with (i) a certain security deposit to be returned under a lease, (ii) potential state tax refunds, and (iii) other unanticipated capital retained or returned to Turnstone from the termination of existing contracts or other sources post-closing. Later on the same date, Gibson Dunn sent a revised draft of the merger agreement to Cooley.

On June 24, 2025, representatives of Purchaser, Gibson Dunn, Turnstone, Cooley and Leerink met to discuss whether to add certain receivable amounts in the net cash schedule or to distribute such amounts to Turnstone’s stockholders post-closing under the CVR agreement. The parties reached an agreement on the treatment of these items on the call. Later that date, Leerink circulated a revised and proposed final draft of the net cash schedule, which was subsequently confirmed by all parties (the “June 24 Net Cash Schedule”).

On June 25, 2025, Leerink provided a proposed final calculation of the offer price of $0.34 per Share, which was based on the numbers provided in the June 24 Net Cash Schedule.

Also on June 25, 2025, Gibson Dunn sent a proposed final draft of the CVR agreement to Cooley, which, consistent with the agreement reached by all parties on the June 24 call, clarified that the “Legacy Receivable Amount” should only consist of: (i) a certain amount of Canadian tax credit and (ii) a certain security deposit to be returned under a lease. The parties subsequently signed off on this proposed final draft of the CVR agreement and the Net Cash Schedule.

On June 26, 2025, Purchaser, Merger Sub and Turnstone executed the Merger Agreement, which included as an exhibit the form of the CVR Agreement, and contemporaneously therewith, the tender and support agreements were executed and delivered by the parties thereto.

Before the opening of trading of the U.S. stock markets on June 27, 2025, each of Turnstone and Purchaser issued a press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer by the Purchaser to acquire all of the outstanding Shares at the Offer Price.

On July 11, 2025, Purchaser filed a Schedule TO commencing the Offer.

On July 23, 2025, Purchaser filed this amended Schedule TO, including this Amended and Restated Offer to Purchase.

2. PURPOSE OF THE OFFER AND PLANS FOR TURNSTONE.

Purpose of the Offer. The purpose of the Offer and the Merger is for Purchaser to acquire control of, and the entire equity interest in, Turnstone. Pursuant to the Merger, Purchaser will acquire all of the stock of Turnstone not purchased pursuant to the Offer or otherwise.

Stockholders of Turnstone who sell their Shares in the Offer will cease to have any equity interest in Turnstone or any right to participate in its earnings and future growth.

Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of Turnstone’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of the target corporation and of each class or series of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Turnstone in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Plans for Turnstone. Immediately following the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Corporation. Merger Sub’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Merger Sub as of immediately prior to the Effective Time, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Turnstone will request each director of Turnstone immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Turnstone Board. See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Governance of the Surviving Corporation.”

At the Effective Time, Merger Sub will be merged with and into Turnstone, the separate existence of Merger Sub will cease, and Turnstone will continue as the Surviving Corporation in the Merger and a wholly owned subsidiary of Purchaser. The common stock of Turnstone will be delisted and will no longer be quoted on Nasdaq, Turnstone’s obligation to file periodic reports under the Exchange Act will be suspended and Turnstone will be privately held.

Except as disclosed in this Offer to Purchase, Purchaser does not have any present plan or proposal that would result in the acquisition by any person of additional securities of Turnstone, the disposition of securities of Turnstone, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Turnstone or any of its subsidiaries or the purchase, sale or transfer of a material amount of assets of Turnstone or any of its subsidiaries.

3. PRICE RANGE OF SHARES; DIVIDENDS.

According to Turnstone’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025, the Shares are traded on Nasdaq under the symbol “TSBX.” Turnstone has advised Purchaser that, as of the close of business on July 22, 2025, there were: (i) 23,140,691 Shares issued and outstanding, (ii) 1,856,251 Shares subject to outstanding Turnstone Stock Options and (iii) 1,135 Shares subject to outstanding Turnstone Restricted Stock Units. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on Nasdaq with respect to the period from July 21, 2023 (the date Turnstone began trading on Nasdaq in connection with its initial public offering) to December 31, 2023, the fiscal year ended December 31, 2024 and the current fiscal year.

Current Fiscal Year	High	Low
First Quarter	$0.62	$0.29
Second Quarter	0.41	0.35
Third Quarter (through July 22, 2025)	0.35	0.37

Fiscal Year Ended December 31, 2024	High	Low
First Quarter	$5.75	$1.88
Second Quarter	3.87	2.51
Third Quarter	2.75	0.52
Fourth Quarter	$0.70	0.40

Fiscal Year Ended December 31, 2023	High	Low
Third Quarter (from July 21, 2023)	$13.20	$1.83
Fourth Quarter	3.89	1.96

On July 22, 2025, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price per Share on Nasdaq during normal trading hours was $0.36 per Share.

Turnstone has never paid cash dividends on its common stock. Additionally, under the terms of the Merger Agreement, Turnstone is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See “The Tender Offer—Section 10. Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

4. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Nasdaq Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds: (i) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 400; (ii) the bid price for a Share over a 30 consecutive business day period is less than $1.00; or (iii) (A) Turnstone has stockholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period; (B) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of Turnstone’s listed securities is less than $50 million over a 30 consecutive business day period; or (C) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or Turnstone’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Shares held by officers or directors of Turnstone, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Turnstone, there were, as of July 10, 2025: (i) 23,140,691 Shares issued and outstanding, (ii) 1,856,251 Shares subject to outstanding Turnstone Stock Options and (iii) 1,135 Shares subject to outstanding Turnstone Restricted Stock Units. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from Nasdaq, the market for Shares will be adversely affected.

On September 27, 2024, Turnstone received a deficiency letter from the Nasdaq Listing Qualifications Department notifying Turnstone that it was not in compliance with Nasdaq Listing Rule 5450(a)(1), which requires Turnstone to maintain a minimum bid price of at least $1.00 per share for continued listing on The Nasdaq Global Select Market (the “Minimum Bid Requirement”). Turnstone’s failure to comply with the Minimum Bid Requirement was based on its common stock per share price being below the $1.00 threshold for a period of 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Turnstone was provided an initial period of 180 calendar days to regain compliance with the Minimum Bid Requirement. On March 27, 2025, Turnstone received approval from the Listing Qualifications Department of Nasdaq to transfer the listing of Turnstone’s common stock from the Nasdaq Global Market to the Nasdaq Capital Market (the “Approval”). On March 31, 2025, Turnstone’s securities were transferred to the Nasdaq Capital Market at the opening of business under the symbol “TSBX”. In connection with the Approval, Turnstone has been granted an additional 180-day grace period, or until September 22, 2025, to regain compliance with the Minimum Bid Price Requirement. To regain compliance with the Minimum Bid Price Requirement and qualify for continued listing on the Nasdaq Capital Market, the minimum bid price per share of Turnstone’s common stock must be at least $1.00 for at least ten consecutive business days during the additional 180-day grace period. If Turnstone does not regain compliance during this additional grace period, its common stock would be subject to delisting by Nasdaq.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be suspended by Turnstone upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause Turnstone to apply for suspension of registration of the Shares as soon as possible after consummation of the Offer if the requirements for suspension of registration are met. Suspension of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Turnstone to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an Annual Report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Turnstone. Furthermore, the ability of “affiliates” of Turnstone and persons holding “restricted securities” of Turnstone to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were suspended, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not suspended prior to the Merger, then the registration of the Shares under the Exchange Act will be suspended following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

5. CERTAIN U.S FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for cash and CVRs in the Offer or Merger. This summary is for general information purposes only and is not tax advice. This summary is based on the Code, U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), published rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary addresses only Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass through entities (including partnerships and S corporations for U.S. federal income tax purposes) and partners or investors who hold their Shares through such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies or investors therein, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, persons that have a functional currency other than the U.S. dollar, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Shares, Holders that exercise appraisal rights, Holders whose Shares are “qualified small business stock” within the meaning of Section 1202 of the Code or Shares to which the rollover provisions of Section 1045 of the Code apply, and persons who acquired their Shares upon the vesting and cancellation of Turnstone Stock Options or Turnstone Restricted Stock Units in connection with the Merger or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” or “Holders” means a U.S. Holder or a Non-U.S. Holder.

If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) exchanges Shares for cash and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. The partnership and partners of the partnership holding Shares should consult their tax advisors regarding the particular tax consequences of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger applicable to them.

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.

Holders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.

Tax Considerations for U.S. Holders.

The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.

There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs or payments received thereunder in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, or in some other manner, and such questions are inherently factual in nature. Accordingly, Holders are urged to consult with their tax advisors regarding this issue.

Pursuant to Treasury Regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVR is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder may treat the transaction as an open transaction for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. As noted above, there is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as contract rights, debt instruments or deferred payment contract rights for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. We urge you to consult your own tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.

As a result, we cannot express a definitive conclusion as to the U.S. federal income tax treatment of receipt of the CVRs or receipt of any payment pursuant to the CVRs. However, we intend to treat the receipt of the CVRs as a closed transaction and payments received pursuant to the CVRs as amounts realized on the disposition (or partial disposition) of the CVRs. No opinion of counsel or ruling has been or will be sought from the IRS regarding the tax treatment of the CVRs and payments received pursuant to the CVRs. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to this treatment. In such event, the tax consequences of the receipt of CVRs and/or payments with respect to the CVRs could differ materially from those summarized below (including, potentially, a portion or all of payments made with respect to the CVRs giving rise to ordinary income, rather than capital gain).

Treatment as a Closed Transaction. If the receipt of a CVR is part of a closed transaction, a U.S. Holder generally would recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between: (i) the sum of the Cash Amount received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. Gain or loss generally would be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger. The proper method to determine the fair market value of a CVR is not clear and various factors would need to be considered in making that determination. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR (determined as of the closing of the Offer or the Effective Time, as the case may be) as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be. We intend to cooperate with the Paying Agent to send to each U.S. Holder an IRS Form 1099-B reflecting our determination of the fair market value of the CVRs issued in the Offer or Merger. Such determination is not binding on the IRS as to the stockholder’s tax treatment or the fair market value of the CVRs.

As noted above, there is no authority directly addressing the U.S. federal income tax treatment of contingent payment rights with characteristics similar to the rights under the CVRs, and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest, as described below. We intend to treat any payment received by a U.S. Holder in respect of such CVRs (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition of the CVR by the U.S. Holder. Assuming that this method of reporting is correct, a U.S. Holder should recognize gain or loss equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the CVR. The gain or loss should be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize capital loss to the extent of any remaining basis after the expiration of any right to cash payments under such U.S. Holder’s CVR. The deductibility of capital losses is subject to limitations.

Treatment as Open Transaction. If the receipt of a CVR pursuant to the Offer or the Merger is treated under the open transaction method of accounting for U.S. federal income tax purposes, the fair market value of the CVR will not be treated as additional consideration for the Shares at the time the CVR is received, and the U.S. Holder will not have any tax basis in the CVR. Instead, the U.S. Holder will take payments pursuant to the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, a portion of such payments will be treated as imputed interest, as described in more detail below, and the balance as additional consideration recognized in exchange for the Shares.

If the receipt of a CVR is part of an open transaction then, although not entirely clear, the sum of the Cash Amount received for a U.S. Holder’s Shares and the portion of the payments pursuant to the CVR that is not treated as imputed interest will generally be applied first against a U.S. Holder’s adjusted tax basis in the Shares and any excess treated as gain. A U.S. Holder will recognize capital loss with respect to a Share to the extent that the holder’s adjusted tax basis in such Share exceeds the sum of the Cash Amount received for a U.S. Holder’s Shares and the cash received pursuant to the CVR that is not treated as imputed interest, although it is possible that such U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the

CVRs or possibly until such U.S. Holder’s abandonment of the U.S. Holder’s CVR. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Share exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares of the same class acquired at the same cost on the same day) exchanged pursuant to the Offer or the Merger.

Imputed Interest. A portion of any payments pursuant to the CVRs that are made more than six months after the closing of the Offer or the Effective Time, as the case may be, may be treated as imputed interest under Section 483 of the Code, which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code (if any) using such Holder’s regular method of accounting for U.S. federal income tax purposes. U.S. Holders are urged to consult their tax advisors with respect to the proper characterization of the CVRs and the tax considerations thereof (including any future payments made under the CVRs).

Tax Considerations for Non-U.S. Holders.

Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:

(i)

the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate);

(ii)

the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses); or

(iii)

Turnstone is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of closing of the Offer or the Effective Time or the period during which the Non-U.S. Holder held Shares, and, if shares are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of the Shares at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in (i) above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, Turnstone believes that it is not, and has not been, a “U.S. real property holding corporation” at any time during the five-year period preceding the Offer and the Merger.

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) on the portion of any such payments treated as imputed interest (as discussed above under “U.S. Holders—Imputed Interest”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that the Depositary, Paying Agent or other withholding agent may withhold additional amounts on payments with respect to the CVRs.

Amounts treated as imputed interest that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to U.S. Holders, as described above. In such cases, the Non-U.S. Holder will not be subject to withholding so long as such Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, interest received by a non-U.S. corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See “The Tender Offer—Section 3. Procedures for Tendering Shares” for information regarding the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders.

If any amounts withheld exceed the Non-U.S. Holder’s U.S. federal income tax liability, such Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Non-U.S. Holders are urged to consult their own tax advisors regarding the particular tax consequences to them of exchanging Shares in the Offer or the Merger, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Information Reporting, Backup Withholding and FATCA. Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger (including payments with respect to a CVR), unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder: (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption; and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.

The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

As discussed above, we intend to send to each U.S. Holder an IRS Form 1099-B treating the Offer or the Merger, as applicable, as a “closed transaction” for U.S. federal income tax purposes. Accordingly, U.S. Holders that treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their own tax advisors regarding how to accurately report their income under this method.

Certain Holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), the Depositary, Paying Agent or another applicable withholding agent will be required to withhold tax at a rate of 30% on payments of amounts treated as interest pursuant to U.S. tax law to any Non-U.S. Holder that fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Under currently proposed Treasury

Regulations, FATCA withholding does not apply to payments that are treated as gross proceeds from the sale or other disposition of property of a type that can generate U.S. source interest or dividends, including the Shares. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the CVRs.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS OR BENEFICIAL OWNERS OF TURNSTONE STOCK OPTIONS OR TURNSTONE RESTRICTED STOCK UNITS PARTICIPATING IN THE MERGER WITH RESPECT TO SUCH TURNSTONE STOCK OPTIONS OR TURNSTONE RESTRICTED STOCK UNITS ARE NOT DISCUSSED HEREIN, AND SUCH HOLDERS OR BENEFICIAL OWNERS OF TURNSTONE STOCK OPTIONS OR TURNSTONE RESTRICTED STOCK UNITS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING SUCH TAX CONSEQUENCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

THE TENDER OFFER

1. TERMS OF THE OFFER.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights.” The Offer will expire one minute after 11:59 p.m. Eastern Time on August 7, 2025, unless extended in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the Expiration Date of the Offer is so extended.

Purchaser is offering to pay a cash amount per Share of $0.34 (the “Cash Amount”), plus one non-transferable CVR for each Share, which represents the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement, payable subject to any applicable tax withholding and without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Cash Amount of $0.34 per Share that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount of $0.34 as it may be the only consideration you receive in the Offer. On July 22, 2025, the last full trading day prior to the date of this Offer to Purchase, the closing price of Turnstone’s common stock as reported on Nasdaq was $0.36 per Share.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in “The Tender Offer—Section 9. Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination” occur.

Purchaser expressly reserves the right, in its sole discretion, to: (i) waive, in its sole discretion, in whole or in part, any Offer Condition, other than the Minimum Tender Condition or the Termination Condition; and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that Turnstone’s consent is required for Purchaser to:

(A) reduce the number of Shares subject to the Offer;

(B) reduce the Offer Price;

(C) waive, amend or modify the Termination Condition;

(D) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;

(E) terminate, extend or otherwise modify the Expiration Date of the Offer other than as provided in the Merger Agreement;

(F) change the form or terms of consideration payable in the Offer;

(G) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares; or

(H) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition, Purchaser will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (A) through (H) above.

The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, (A) Purchaser may elect to (and if so requested by Turnstone, will) extend the Offer for one or more consecutive increments of such duration as requested by Turnstone, but not more than ten business days each, if as of the then scheduled Expiration Date of the Offer (i) any of the Offer Conditions (as set forth in “The Tender Offer—Section 9. Conditions of the Offer”) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived, (ii) the determination of the Closing Net Cash and resolution of any dispute thereof has not been finalized in accordance with the terms of the Merger Agreement or (iii) if Turnstone has consummated a Permitted Disposition subsequent to its most recent delivery of the Closing Cash Schedule, to allow for the delivery of an updated Closing Cash Schedule pursuant to the Merger Agreement, and (B) Purchaser shall extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer; provided that Purchaser shall not, and shall not be required to, extend the Offer beyond the Outside Date of 11:59 p.m., Eastern Time, on October 26, 2025.

See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”

Without Turnstone’s consent, there will not be a subsequent offering period for the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following the disclosure of such change to stockholders to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in “The Tender Offer—Section 9. Conditions of the Offer” have not been satisfied. Under certain circumstances, Purchaser and Merger Sub may terminate the Merger Agreement and the Offer.

Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d) and 14e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Turnstone pursuant to Section 251(h) of the DGCL.

Turnstone has caused to be provided to us its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Turnstone’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in “The Tender Offer—Section 9. Conditions of the Offer,” we will immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not properly withdrawn) pursuant to the Offer and, promptly after the Expiration Date (and in any event within three business days), pay for such Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of: (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares;” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary and Paying Agent. See “The Tender Offer—Section 3. Procedures for Tendering Shares.”

For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3. PROCEDURES FOR TENDERING SHARES.

Valid Tender of Shares. To validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either: (i) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent; or (ii) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message (as defined below), in each case, prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. An Agent’s Message in lieu of the Letter of Transmittal must be transmitted to and received by the Depositary and Paying Agent prior to the Expiration Date if shares are tendered through book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, stock powers will not be required as the signatures on the Letter of Transmittal should be guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Purchaser will pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. Accordingly, tendering stockholders will not be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary and Paying Agent. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Turnstone, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion (which may be delegated to the Depositary and Paying Agent), which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser or any of its affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.

4. WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m. Eastern Time on August 7, 2025), or in the event the Offer is further extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after September 9, 2025, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” the broker, dealer, commercial bank, trust company or other nominee that tendered through book-entry transfer must submit a withdrawal request through DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion (which may be delegated to the Depositary and Paying Agent), which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser or any of its affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in “The Tender Offer—Section 3. Procedures for Tendering Shares” at any time prior to the expiration of the Offer.

If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights pursuant to the Offer, the Depositary and Paying Agent may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholder’s exercise of withdrawal rights as described in this Section 4.

5. CERTAIN INFORMATION CONCERNING TURNSTONE.

The following description of Turnstone and its business has been taken from: (i) Turnstone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025; (ii) Turnstone’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the SEC on May 9, 2025; and (iii) Turnstone’s Current Report on Form 8-K, filed with the SEC on June 27, 2025, as amended on July 1, 2025, and further amended on July 17, 2025, and is qualified in its entirety by reference to such Form 10-K, Form 10-Q and Form 8-K.

Turnstone is a biotechnology company that was previously focused on developing new medicines to treat and cure patients with solid tumors through a differentiated approach to tumor infiltrating lymphocytes (“TIL”)

therapy by selecting and expanding the most potent tumor-reactive T cells (“Selected TILs”) for potential treatment across the majority of solid tumors. Turnstone’s previous lead Selected TIL candidate, TIDAL-01, was being developed for the treatment of colorectal cancer, head and neck cancer and uveal melanoma and two investigator sponsored trials with H. Lee Moffitt Cancer Center and Research Institute, Inc. across colorectal cancer, head and neck cancer and uveal melanoma.

On January 30, 2025, following a comprehensive evaluation of Turnstone’s business and the status of its programs, resources, and capabilities, the Turnstone Board approved the discontinuation of all Turnstone sponsored clinical studies evaluating TIDAL-01 for all indications, and pursuit of strategic alternatives to enhance and preserve stockholder value.

Turnstone was incorporated under the laws of the State of Delaware in 2015. Its headquarters are located at 9310 Athena Circle, Suite 3000, La Jolla, California 92037. Turnstone’s telephone number is (510) 204-7200.

Available Information. Turnstone is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Turnstone’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Turnstone’s securities, any material interests of such persons in transactions with Turnstone, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Turnstone’s stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Turnstone, who file electronically with the SEC. The address of that site is https://www.sec.gov. Information relating to the Offer is also available online under the “News & Events” page of Turnstone’s website at https://ir.turnstonebio.com. The information contained in, accessible from or connected to Turnstone’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Turnstone’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning Turnstone contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Turnstone. Although we have no knowledge that any such information contains any misstatements or omissions, none of Purchaser or any of its affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning Turnstone contained in such documents and records or for any failure by Turnstone to disclose events which may have occurred or may affect the significance or accuracy of any such information.

6. CERTAIN INFORMATION CONCERNING PURCHASER.

General. Purchaser is a Nevada corporation with its principal offices located at 2200 Powell Street, Suite 310, Emeryville, California. The telephone number of Purchaser is (510) 204-7200.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Purchaser (the “Item 3 Persons”) and certain other information are set forth in Schedule A hereto.

During the last five years, neither Purchaser nor, to the knowledge of Purchaser, any of the Item 3 Persons: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement and convictions that have been overturned on appeal) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as otherwise described in this Offer to Purchase, neither Purchaser nor, to the knowledge of Purchaser, any of the Item 3 Persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Turnstone, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, neither Purchaser nor, to the knowledge of Purchaser, any of the Item 3 Persons, has had any business relationship or transaction with Turnstone or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser or any of its subsidiaries or, to the knowledge of Purchaser, any of the Item 3 Persons, on the one hand, and Turnstone or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

As of July 23, 2025, neither Purchaser nor any of Purchaser’s executive officers and directors beneficially owned any Shares of Turnstone. No transactions with respect to the Shares have been effected by Purchaser, or, to Purchaser’s knowledge after making reasonable inquiry, any of the directors, executive officers or affiliates of Purchaser, during the 60 days prior to the date of this Offer to Purchaser.

Notwithstanding the foregoing, in connection with the execution of the Merger Agreement, Purchaser entered into Support Agreements (as described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Support Agreements”) with each of the Support Agreement Parties (as defined in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Support Agreements”) that are party to the Support Agreements, which parties in the aggregate, beneficially own approximately 28% of the outstanding Shares as of July 10, 2025.

Available Information. Purchaser is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Purchaser’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Purchaser’s securities, any material interests of such persons in transactions with Purchaser, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Purchaser’s stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Purchaser, who file electronically with the SEC. The address of that site is https://www.sec.gov. Purchaser also maintains an Internet website at https://www.xoma.com. The information contained in, accessible from or connected to Purchaser’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Purchaser’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

7. SUMMARY OF THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

Summary of the Merger Agreement.

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K that Turnstone filed with the SEC on June 27, 2025, as amended on July 1, 2025. The Merger Agreement may be examined, and copies may be obtained at the places and in the manner set forth in “The Tender Offer—Section 6. Certain Information Concerning Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Turnstone, Purchaser, Merger Sub or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by Turnstone, on the one hand, and Purchaser and Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between Turnstone, on the one hand, and Purchaser and Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Turnstone, Purchaser, Merger Sub or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Turnstone’s public disclosures.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer no later than July 11, 2025. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject only to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 9. Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 9. Conditions of the Offer,” the Merger Agreement provides that Purchaser will, promptly after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Pursuant to the terms of the Merger Agreement, the Offer Price consists of (i) a cash amount per Share of $0.34 (the “Cash Amount”), (ii) plus one non-transferable CVR for each Share, which represents the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement, payable subject to any applicable tax withholding and without interest.

Purchaser expressly reserves the right, in its sole discretion, to: (i) waive, in whole or in part, any Offer Condition described in “The Tender Offer—Section 9. Conditions of the Offer”, other than the Minimum Tender Condition or the Termination Condition; and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that Turnstone’s consent is required for Purchaser to:

(i) reduce the number of Shares of Turnstone common stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify the Termination Condition, (iv) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Turnstone common stock, (v) except as otherwise provided in Section 2.01 of the Merger Agreement, terminate, or extend or otherwise amend or modify the expiration date of, the Offer, (vi) change the form or terms of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Turnstone common stock or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, Purchaser may elect to (and if so requested by Turnstone, will) extend the Offer: (A) for one or more consecutive increments of such duration as requested by Turnstone, but not more than ten business days each (or for such longer period as may be agreed to by Purchaser and Turnstone), if at the scheduled Expiration Date of the Offer (i) any of the Offer Conditions (as set forth in “The Tender Offer—Section 9. Conditions of the Offer”) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived, (ii) the determination of the Closing Net Cash and resolution of any dispute thereof has not been finalized in accordance with the terms of the Merger Agreement or (iii) if Turnstone has consummated a Permitted Disposition subsequent to its most recent delivery of the Closing Cash Schedule, to allow for the delivery of an updated Closing Cash Schedule pursuant to the Merger Agreement, and (B) Purchaser shall extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer; provided that Purchaser shall not be permitted or required to extend the Offer beyond the Outside Date.

Unless the Merger Agreement is terminated in accordance with its terms, Purchaser shall not terminate or withdraw the Offer prior to its scheduled expiration date (as may be extended pursuant to the terms of the Merger Agreement). In the event the Merger Agreement is validly terminated in accordance with its terms, Purchaser will promptly and irrevocably terminate the Offer and return, and will cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

Conversion of Capital Stock at the Effective Time. Except as provided in Section 3.08(b) and Section 3.08(d) of the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price (the “Merger Consideration”) without interest, less any applicable tax withholding. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.08(c) of the Merger Agreement, without interest less any applicable tax withholding. For the avoidance of doubt, at the Effective Time, any repurchase rights of Turnstone or other similar restrictions on Shares shall lapse in full and will be of no further force or effect, and all Shares shall be fully vested as of the Effective Time.

Each share of Merger Sub’s capital stock issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per Share, of the Surviving Corporation.

The Merger. The Merger Agreement provides that, as soon as practicable following the Offer Closing Time and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Turnstone, the separate existence of Merger Sub will cease and Turnstone will continue as the Surviving Corporation in the Merger and a wholly owned subsidiary of Purchaser. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Purchaser, Merger Sub and Turnstone have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of Turnstone’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.

Immediately following the Effective Time, the certificate of incorporation of Turnstone will be amended and restated in its entirety to be in the form attached as Exhibit B to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.

Immediately following the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation other than as set forth in the Merger Agreement.

Treatment of Equity Awards. Pursuant to the Merger Agreement, at the Effective Time, each Turnstone Stock Option that is then outstanding will be cancelled and terminated without consideration.

As of immediately prior to the Offer Closing Time, each Turnstone Restricted Stock Unit that is then outstanding but not then vested will become immediately vested in full. At the Effective Time, each Turnstone Restricted Stock Unit that is then outstanding will be cancelled and the holder thereof will be entitled to receive (i) an amount in cash without interest, less any applicable tax withholding, equal to the Cash Amount (the “Restricted Stock Unit Cash Consideration”) and (ii) one CVR. Purchaser shall pay the Restricted Stock Unit Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five business days after the Effective Time).

Prior to the Effective Time, Turnstone shall take all reasonable actions required to (A) terminate Turnstone’s 2023 Employee Stock Purchase Plan, as of immediately prior to the Merger Closing Date and (B) provide that no new offering period shall commence after the date of the Merger Agreement.

Prior to the Effective Time, the Turnstone Board (or, if appropriate, any committee thereof administering any Company Plan (as defined in the Merger Agreement)) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by Section 3.10 of the Merger Agreement. Turnstone shall provide that, on and following the Effective Time, no holder of any Turnstone Stock Option or Turnstone Restricted Stock Units shall have the right to acquire any equity interest in Turnstone or the Surviving Corporation in respect thereof and each Company Plan shall terminate as of the Effective Time.

Employee Matters. Effective one day prior to the Effective Time, Turnstone will terminate or withdraw from participation in, as applicable, any and all 401(k) plans and any employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA. If Turnstone participates in a 401(k) plan maintained by a PEO (a “PEO 401(k) Plan”), the Turnstone Board shall adopt resolutions to authorize (i)Turnstone’s withdrawal from participation in the PEO 401(k) Plan, (ii) Turnstone’s adoption of a single employer 401(k) plan (the “Spinoff 401(k) Plan”), (iii) the Spinoff 401(k) Plan’s acceptance of all assets and liabilities attributable to Turnstone participants from the PEO 401(k) Plan, and (iv) the termination of the Spinoff 401(k) Plan, all which shall be effective no later than the day immediately preceding the Offer Closing Time.

Conditions to Each Party’s Obligation to Effect the Merger. The obligation of Turnstone, Purchaser and Merger Sub to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(i) No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or Law, in each case, preventing or prohibiting the consummation of the Merger shall be in effect;

(ii) Consummation of the Offer. Purchaser shall have accepted for payment all Shares of Turnstone common stock validly tendered and not properly withdrawn pursuant to the Offer; and

(iii) Moffitt Asset Purchase Agreement. All closing conditions pursuant to Section 2.03(b) through (d) under that certain Asset Purchase Agreement, dated as of June 26, 2025, by and between Turnstone and H. LEE Moffitt Cancer Center and Research Institute, Inc. shall have been satisfied, or if permitted by applicable law, waived.

Turnstone Board Recommendation. As described above, and subject to the provisions described below, the Turnstone Board has recommended that the stockholders of Turnstone accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The foregoing recommendation is referred to herein as the “Turnstone Board Recommendation.” The Turnstone Board also agreed to include the Turnstone Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Purchaser to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Reasonable Best Efforts. Each of Turnstone, Purchaser and Merger Sub has agreed to use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in Article VIII of the Merger Agreement to be satisfied, in each case as promptly as reasonably practicable after the Agreement Date, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to the Merger Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement. In addition and without limiting the foregoing, Turnstone and the Turnstone Board shall (A) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law (as defined below) or similar statute or regulation is or becomes applicable to any Transaction or the Merger Agreement and (B) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or the Merger Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and the Merger Agreement.

Termination. The Merger Agreement may be terminated prior to the Offer Closing Time as follows:

(a) by mutual written consent of Purchaser, Merger Sub and Turnstone;

(b) by either Purchaser or Turnstone:

(i) if (A) the Offer Closing Time shall not have occurred on or before 11:59 p.m., Eastern time, on October 26, 2025 (the “Outside Date”) or (B) the Offer shall have expired or been terminated in accordance with its terms and in accordance with the Merger Agreement without Purchaser having purchased any Shares pursuant thereto; provided that the right to terminate the Merger Agreement pursuant to Section 9.01(b)(i) of the Merger Agreement shall not be available to any party hereto if the failure of the Offer Closing Time to occur on or before the Outside Date (in the case of the foregoing clause (A)) or the failure of Purchaser to purchase any Shares pursuant to the Offer (in the case of the foregoing clause (B)) is primarily due to a material breach of the Merger Agreement by such party; or

(ii) if any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate the Merger Agreement pursuant to Section 9.01(b)(ii) of the Merger Agreement shall not be available to any party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 of the Merger Agreement in respect of any such Legal Restraint;

(c) by Purchaser, if Turnstone breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of an Offer Condition and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Turnstone of such breach or failure to perform and (y) the Outside Date; provided that Purchaser and Merger Sub are not then in material breach of the Merger Agreement;

(d) by Purchaser if an Adverse Recommendation Change has occurred;

(e) by Purchaser if a failure of the condition set forth in clause (vi) of Exhibit A of the Merger Agreement has occurred;

(f) by Turnstone, if (i) Purchaser fails to commence the Offer in violation of Section 2.01 of the Merger Agreement (other than due to a violation by Turnstone of its obligations under Section 2.02 of the Merger Agreement), (ii) Purchaser shall have terminated the Offer prior to its expiration date (as such expiration date may be extended in accordance with Section 2.01(a) of the Merger Agreement), other than in accordance with the Merger Agreement or (iii) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Purchaser consummates the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within five (5) business days following the expiration of the Offer;

(g) by Turnstone, if (i) (x) Purchaser or Merger Sub breaches any of its representations or warranties contained in the Merger Agreement, which breach had or would reasonably be expected to, individually or in the aggregate with all such other breaches, result in a Parent Material Adverse Effect or (y) Purchaser or Merger Sub breaches or fails to perform any of its covenants contained in the Merger Agreement in any material respect, and (ii) the applicable breach or failure to perform cannot be or has not been cured prior to the earlier of (x) thirty (30) days after the giving of written notice to Purchaser or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided, in each case, that Turnstone is not then in material breach of the Merger Agreement; or

(h) by Turnstone, if (i) the Turnstone Board authorizes Turnstone to enter into a definitive written agreement constituting a Superior Company Proposal, (ii) the Turnstone Board have complied in all material respects with their obligations under Section 6.02(b) of the Merger Agreement in respect of such Superior Company Proposal and (iii) Turnstone has paid, or simultaneously with the termination of the Merger Agreement pays, the Termination Fee.

Termination Fee. Turnstone has agreed to pay Purchaser a termination fee of $350,000 (the “Termination Fee”) if:

(i) Turnstone terminates the Merger Agreement pursuant to Section 9.01(h) of the Merger Agreement;

(ii) Purchaser terminates the Merger Agreement pursuant to Section 9.01(d) of the Merger Agreement; or

(iii) (A) after the Agreement Date, a bona fide Company Takeover Proposal is publicly proposed or announced or shall have become publicly known or otherwise communicated to management of Turnstone or the Turnstone Board, and such Company Takeover Proposal is not publicly withdrawn or, if not publicly proposed or announced, communicated to the Turnstone Board or management, is not withdrawn (x) in the case of the Merger Agreement being subsequently terminated pursuant to Section 9.01(b)(i) of the Merger Agreement, prior to the date that is four business days prior to the final expiration date of the Offer or (y) in the case of the Merger Agreement being subsequently terminated pursuant to Section 9.01(c) of the Merger Agreement as a result of a breach by Turnstone of a covenant in the Merger Agreement, prior to the time of the breach giving rise to such termination, (B) the Merger Agreement is terminated by (x) either Purchaser or Turnstone pursuant to Section 9.01(b)(i) of the Merger Agreement (but in the case of a termination by Turnstone, only if at such time Purchaser would not be prohibited from terminating the Merger Agreement pursuant to the proviso in Section 9.01(b)(i)) of the Merger Agreement or (y) Purchaser pursuant to Section 9.01(c) of the Merger Agreement as a result of a breach by Turnstone of a covenant in the Merger Agreement, and (C) within 12 months after such termination, Turnstone consummates any Company Takeover Proposal or Turnstone enters into a definitive agreement with respect to any Company Takeover Proposal that is subsequently consummated.

For purposes of clauses (i) through (iii) above, the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 1.01 of the Merger Agreement except that all references to 20% shall be deemed references to 50%. Any fee due under Section 9.03(a) of the Merger Agreement shall be paid by wire transfer of same-day funds to an account designated by Purchaser, (1) in the case of clause (i), prior to or simultaneously with, and as a condition to the effectiveness of, such termination of the Merger Agreement, (2) in the case of clause (ii), within two business days after the date of such termination of the Merger Agreement and (3) in the case of clause (iii), within two business days after the consummation of such a transaction. The parties hereto acknowledge and agree that in no event shall Turnstone be required to pay the Termination Fee or the Expense Reimbursement Payment (as defined below) on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

Turnstone shall pay to Purchaser an expense reimbursement payment equal to the reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Purchaser or its Affiliates in connection with the transactions contemplated by the Merger Agreement and the CVR Agreement up to a maximum of $350,000 (the “Expense Reimbursement Payment”) if Purchaser terminates the Merger Agreement pursuant to Section 9.01(e) of the Merger Agreement.

In the event Purchaser receives the Termination Fee or Expense Reimbursement Payment, such Termination Fee or Expense Reimbursement Payment will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Purchaser or Merger Sub and constitute their sole and exclusive remedy against Turnstone and its current, former or future stockholders and representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of Turnstone and its current, former or future stockholders or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions, except as otherwise provided in the Merger Agreement.

Effect of Termination. If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will become void and have no effect without any liability or obligation on the part of Purchaser or Merger Sub, on the one hand, or Turnstone, on the other hand, the last sentence of Section 7.01 of the Merger Agreement, Section 9.02 of the Merger Agreement, Section 9.03 of the Merger Agreement and Article X of the Merger Agreement, and any definitions contained in the Merger Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that any failure of Purchaser to satisfy its obligations to irrevocably accept for payment or pay for the Shares following satisfaction of the Offer Conditions, and any failure of Purchaser to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VIII of the Merger Agreement, will be deemed to constitute a Willful Breach of a covenant of the Merger Agreement. In the event of any termination of the Merger Agreement resulting from a party’s fraud or Willful Breach by a party hereto of any representation, warranty or covenant set forth in the Merger Agreement, in which case such party shall be liable for each other party’s costs and expenses incurred in connection with enforcing the Merger Agreement by legal action against the first party for such Willful Breach to the extent such enforcement actions results in a judgment against the first party.

Conduct of Business Pending the Merger. Turnstone has agreed that, from the date of the Merger Agreement to the earlier of the Offer Closing Time and the termination of the Merger Agreement in accordance with its terms (the “Pre-Closing Period”), except as consented to in writing in advance by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise specifically required by the Merger Agreement, Turnstone shall use commercially reasonable efforts to carry on its business in a manner in the ordinary course of business consistent with the Wind-Down Process. In addition, except as set forth in Section 6.01 of Turnstone’s disclosure schedule provided under the Merger Agreement or otherwise expressly and specifically permitted (including as pertains to or arises out of, or in connection with, any Permitted Disposition) or required by the Merger Agreement or the Wind-Down Process or required by applicable Law, during the Pre-Closing Period, neither Turnstone nor its subsidiaries shall do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) enter into any new line of business or enter into any agreement, arrangement or commitment that is in excess of $50,000 or materially limits or otherwise restricts Turnstone or its affiliates, including, following the

Merger Closing, Purchaser and its affiliates (other than in the case of Purchaser and its affiliates, due to the operation of Purchaser’s or its affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area or (ii) otherwise enter into any agreements, arrangements or commitments in excess of $50,000 or imposing material restrictions on its assets, operations or business;

(b) (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any Shares of capital stock of Turnstone or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such Shares of capital stock, except for (A) acquisitions of Shares in connection with the surrender of Shares of Turnstone common stock by holders of Turnstone Stock Options and Turnstone Restricted Stock Units outstanding on the Agreement Date, in the case of Turnstone Stock Options, in order to pay the exercise price of Turnstone Stock Options, (B) the withholding of Shares of Turnstone common stock to satisfy Tax obligations with respect to awards granted pursuant to the Turnstone Stock Plans outstanding on the Agreement Date, and (C) the acquisition by Turnstone of Turnstone Stock Options and Turnstone Restricted Stock Units in connection with the forfeiture of such awards, in each case, in accordance with their terms;

(c) issue, grant, deliver, sell, authorize, pledge or otherwise encumber any Shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such Shares or any other rights that give any person the right to receive any economic interest of any nature accruing to the holders of Turnstone common stock, other than the Turnstone Restricted Stock Units and issuances of Turnstone common stock upon the exercise of Turnstone Stock Options in accordance with their terms;

(d) amend its certificate of incorporation, bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);

(e) form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person;

(f) except as required pursuant to the terms of any Company Benefit Plan as in effect on the Agreement Date, (i) adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan (or plan or arrangement that would be a Company Benefit Plan if in effect on the Agreement Date), (ii) grant to any director, employee or individual service provider of Turnstone any increase in base compensation, (iii) grant to any director, employee or individual service provider of Turnstone any increase in severance or termination pay, (iv) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation, (v) enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider of Turnstone, (vi) take any action to vest or accelerate any rights or benefits under any Company Benefit Plan, or the funding of any payments or benefits under any Company Benefit Plan or (vii) hire or terminate (other than for cause) the employment or service of any employee or individual service provider;

(g) make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by Turnstone’s independent public accountants;

(h) sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (including Intellectual

Property) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to Contracts to which Turnstone is a party made available to Purchaser and in effect prior to the Agreement Date or (iii) in accordance with the Wind-Down Process;

(i) other than in connection with a Permitted Disposition, sell, assign, lease, license, transfer, pledge, encumber or otherwise dispose of, permit to lapse or abandon, or, in the case of Trade Secrets, disclose to any third party, (i) any Trade Secret included in any Intellectual Property Rights owned by Turnstone or (ii) other than in accordance with the Wind-Down Process, any Intellectual Property Rights owned by Turnstone;

(j) (i) incur or modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Turnstone, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(k) make or agree to make any capital expenditures;

(l) commence any Proceeding or pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $50,000 per payment, discharge, settlement, compromise or satisfaction or $50,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, provided such amounts are taken into account in the calculation of Closing Net Cash or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed exclusively by Section 7.07 of the Merger Agreement);

(m) make, change or revoke any Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, file any amended Tax Return, fail to timely file any Tax Return required to be filed (taking into account extensions obtained in the ordinary course of business) or pay any Tax that is due or payable, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), settle or compromise any Tax liability or refund, incur any material liability for Taxes outside ordinary course of business, file any Tax Return other than on a basis consistent with past practice, consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, grant any power of attorney with respect to Taxes, enter into any Tax Sharing Agreement, or any closing or other similar agreement;

(n) amend, cancel or terminate any insurance policy naming Turnstone or its subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(o) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(p) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of Section 6.01 of the Merger Agreement, enter into, terminate or modify in any respect, or expressly release any rights under, any Turnstone Material Contract or any Contract that, if existing on the Agreement Date, would have been a Turnstone Material Contract;

(q) renew or enter into any agreement containing a non-compete, exclusivity, non-solicitation or similar clause that would restrict or limit, in any material respect, the operations of Turnstone or any of its subsidiaries; or

(r) authorize, commit or agree to take any of the foregoing actions.

Access to Information. Except if prohibited by any applicable Law, Turnstone shall afford to Purchaser and to Purchaser’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of Turnstone) during the period prior to the earlier of the Effective Time or the termination of the Merger Agreement to its properties, books and records, Contracts and personnel, and, during such period, Turnstone shall furnish, as promptly as reasonably practicable, to Purchaser such information concerning its business, properties and personnel as Purchaser or Purchaser’s Representatives may reasonably request; provided that any such access shall be afforded and any such information shall be furnished at Purchaser’s expense. Notwithstanding the immediately preceding sentence, Turnstone shall not be required to afford access or furnish information to the extent (i) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date, (ii) such information relates to the applicable portions of the minutes of the meetings of the Turnstone Board (including any presentations or other materials prepared by or for the Turnstone Board) where the Turnstone Board discussed (or is information otherwise related to) (A) the Transactions or any similar transaction involving the sale of Turnstone, or a material portion of its assets, to, the license of a material portion of Turnstone’s assets to, or combination of Turnstone with, any other Person, (B) any Company Takeover Proposal or (C) any Intervening Event, or (iii) Turnstone determines in good faith after consulting with counsel that affording such access or furnishing such information would jeopardize the attorney-client privilege of Turnstone, violate applicable Law or result in antitrust risk for Turnstone; provided that Turnstone will use its reasonable efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Purchaser without jeopardizing such attorney-client privilege or violating applicable Law, as applicable. All information exchanged pursuant to Section 7.01 of the Merger Agreement shall be subject to the confidentiality letter agreement dated April 16, 2025 between Turnstone and Purchaser, as amended.

Stockholder Litigation. During the Pre-Closing Period, Turnstone shall provide Purchaser an opportunity to review and to propose comments to all material filings or responses to be made by Turnstone in connection with any Proceedings commenced, or to the knowledge of Turnstone, threatened in writing, by or on behalf of one or more stockholders of Turnstone, against Turnstone and its directors relating to any Transaction, and Turnstone shall give reasonable and good faith consideration to any comments proposed by Purchaser. In no event shall Turnstone enter into, agree to or disclose any settlement with respect to such Proceedings without Purchaser’s consent, such consent not to be unreasonably withheld, delayed or conditioned, except (i) to the extent such settlement is fully covered by Turnstone’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Schedule 14D-9, but, in each case, only if such settlement would not result in the imposition of any restriction on the business or operations of Turnstone or its Affiliates. Turnstone shall notify Purchaser promptly of the commencement or written threat of any Proceedings of which it has received notice or become aware and shall keep Purchaser promptly and reasonably informed regarding any such Proceedings.

Indemnification, Exculpation and Insurance. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of Turnstone or its predecessors (each, an “Indemnified Party”) as provided in Turnstone’s certificate of incorporation and bylaws or any indemnification agreement between such Indemnified Party and Turnstone that is in effect as of the Agreement Date and that has been made available to Purchaser (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party, and the Surviving Corporation shall be bound thereby to the fullest extent available under the DGCL or other applicable Law for a period of six years from the Effective

Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to Section 7.03(a) of the Merger Agreement and the rights provided under Section 7.03(a) of the Merger Agreement until full and final disposition of such claim. Purchaser shall cause the Surviving Corporation to perform its obligations under Section 7.03(a) of the Merger Agreement.

SEC Filings and Financial Statements. Until the Effective Time, Turnstone (i) shall use best efforts to maintain its listing on Nasdaq and shall comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the appliable current listing and governance rules and regulations of Nasdaq; (ii) shall file all reports and documents (including periodic reports on Form 10-K or 10-Q) with the SEC on a timely basis and in compliance with the applicable requirements of the Exchange Act, the Sarbanes-Oxley Act and all rules and regulations promulgated by the SEC thereunder; and (iii) shall prepare any financial statements (including any related notes, as well as pro forma financial statements) to be filed with any periodic reports in compliance in all material respects with the published rules and regulations of the SEC applicable thereto. Following the Merger Closing, the Surviving Corporation, at Purchaser’s request, shall cooperate with Purchaser to obtain any consent from Turnstone’s auditor for any SEC reports filed pursuant to the applicable requirements of the Exchange Act, the Sarbanes-Oxley Act and all rules and regulations promulgated by the SEC thereunder.

Stock Exchange Delisting and Deregistration. The Surviving Corporation shall cause Turnstone’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time and in any event no more than ten days after the Merger Closing Date.

Rule 16b-3 Matters. Turnstone and the Turnstone Board have taken, and prior to the Effective Time, Purchaser will take, all steps as may be required to cause any dispositions or cancellations of Turnstone’s equity securities in connection with the Merger Agreement or the Transactions by each individual who is a director or officer of Turnstone subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Anti-Takeover Provisions. As of the Agreement Date, Turnstone is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Turnstone Board has taken all action necessary to render Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to the Offer and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 5.21 of the Merger Agreement, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to Turnstone pursuant to the Merger Agreement or the Transactions.

Public Announcements. Purchaser and Merger Sub, on the one hand, and Turnstone, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange; provided that the restrictions set forth in Section 7.05 of the Merger Agreement shall not apply to any release, announcement or disclosure made or proposed to be made by Turnstone with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, Adverse Recommendation Change or Intervening Event Adverse Recommendation Change that does not violate Section 6.02 of the Merger Agreement.

Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Purchaser, Merger Sub or Turnstone, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of the specified dates therein. The assertations embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure scheduled delivered by Turnstone to Purchaser in connection with the Merger Agreement.

The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

In the Merger Agreement, Turnstone has made representations and warranties to Purchaser and Merger Sub with respect to, among other things:

•	Due organization; subsidiaries

•	Organizational documents

•	Authority; execution and delivery; enforceability

•	No vote required

•	Non-contravention; consents

•	Capitalization

•	SEC filings; financial statements

•	Absence of changes

•	Absence of undisclosed liabilities

•	Title to assets

•	Real property; leaseholds

•	Intellectual property

•	Agreements, contracts and commitments

•	Compliance; permits; restrictions

•	Legal proceedings; orders

•	Tax matters

•	Employee and labor matters; benefit plans

•	Environmental matters

•	Transactions with affiliates

•	Insurance

•	No financial advisors

•	Anti-bribery

•	Export control and sanctions compliance

•	Hart-Scott Rodino Act

•	Information supplied

•	No rights agreement; anti-takeover provisions

•	Opinion of financial advisor

Some of the representations and warranties in the Merger Agreement made by Turnstone are qualified as to “materiality” or a “Turnstone Material Adverse Effect.” For purposes of the Merger Agreement, a “Turnstone Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that has a material adverse effect on (i) the business, financial condition, assets, properties or results of operations of Turnstone or (ii) the ability of Turnstone to consummate the Transactions; provided that, for purposes of clause (i), none of the following shall be taken into account in determining whether there has been a Turnstone Material Adverse Effect: any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising out of (A) general conditions (or changes therein) in the industries in which Turnstone operates, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world, (C) any change in applicable Law or GAAP after the date hereof, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of Turnstone to meet any internal or external forward-looking projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of Turnstone common stock or the credit rating of Turnstone (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Turnstone Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) any Permitted Disposition and any actions required to effect the Permitted Disposition or to effect the Wind-Down Process; (H) any reduction in the amount of Turnstone’s cash and cash equivalents as a result of expenditures made by Turnstone related to Wind-Down Process; (I) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Purchaser, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of the Merger Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with Turnstone (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of Turnstone (provided that this clause (I) shall not apply to the representations and warranties set forth in Section 4.05 of the Merger Agreement or the condition set forth in clause (ii) of Exhibit A to the extent relating to such representations and warranties), (J) Turnstone’s compliance with the covenants contained in the Merger Agreement, or (K) any action taken by Turnstone at Purchaser’s express written request or with Purchaser’s express written consent, except in the case of clause (A), (B), (C), (D) or (E), to the extent that Turnstone is disproportionately affected thereby as compared with other participants in the industries in which Turnstone operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Turnstone Material Adverse Effect).

In the Merger Agreement, Purchaser and Merger Sub have made representations and warranties to Turnstone with respect to:

•	Organization, standing and power

•	Merger Sub

•	Authority; execution and delivery; enforceability

•	No conflicts; consents

•	Information supplied

•	Brokers

•	Litigation

•	Ownership of the Turnstone common stock

•	Sufficient funds

•	Competing businesses

•	No foreign person

Some of the representations and warranties in the Merger Agreement made by Purchaser and Merger Sub are qualified as to “materiality” or a “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Purchaser Material Adverse Effect” means any change, effect, event or occurrence that prevents Purchaser or Merger Sub from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

None of the representations, warranties, covenants or agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Specific Performance. The parties have acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement in the courts of the State of Delaware without proof of damages or otherwise (and each party has waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Expenses. Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection the Merger Agreement and the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Offer Conditions. The Offer Conditions are described in “The Tender Offer—Section 9. Conditions of the Offer.”

CVR Agreement. At or prior to the Offer Closing Time, Purchaser, Merger Sub, the rights agent (the “Rights Agent”) and the representative of the holders of the CVRs (the “Representative”) will enter into the CVR Agreement, governing the terms of the CVRs. Each CVR will represent a contractual right to receive contingent cash payments equal to a pro rata share of the CVR Proceeds.

The CVRs are not deferred cash payments to Turnstone stockholders, but instead are contractual rights to receive one or more payments in cash, contingent upon receipt of CVR Proceeds. Turnstone stockholders will be paid promptly in compliance with the prompt payment rules following receipt of any CVR Proceeds. The rights of holders of CVRs will be fixed under the CVR Agreement. The CVRs represent the binding obligations of Purchaser under the CVR Agreement, and pursuant to Section 10.05 of the Merger Agreement, the holders of CVRs are intended third-party beneficiaries of the rights expressly provided for their benefit in the CVR Agreement. It is estimated that the amount that will be payable under the CVRs will be approximately $0.03 per CVR based on a probability-weighted estimate.

The CVR Agreement provides the holders of CVRs certain contractual rights against Purchaser and the Rights Agent. The consent of the holders of at least 35% of the outstanding CVRs (the “Acting Holders”) is required any amendments to the CVR Agreement for the purpose of adding, eliminating or changing provisions therein. The Acting Holders also have the right, on behalf of all holders of CVRs, to institute any action or proceeding with respect to CVR Agreement, though no individual holder will be entitled to exercise such rights independently.

The right to payments under the CVRs as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement, including: (i) upon death of the holder by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by the Depository Trust Company (“DTC”); or (v) that CVRs may be abandoned. The CVRs are not securities, and therefore, will not be registered with the SEC.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(3) of the Schedule TO.

Support Agreements. In connection with the execution of the Merger Agreement, Purchaser and Merger Sub entered into support agreements (the “Support Agreements”) with certain of Turnstone’s stockholders (the “Support Agreement Parties”). The Support Agreements provide that, among other things, the Support Agreement Parties irrevocably tender the Shares held by them in the Offer, upon the terms and subject to the conditions of such agreements. The Shares subject to the Support Agreements comprise approximately 28% of the outstanding Shares as of July 10, 2025. The Support Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement or if the Turnstone Board votes to approve a superior proposal or a change in the recommendation of the Turnstone Board, as applicable, with respect to certain intervening events.

This summary and description of the material terms of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Tender and Support Agreement, which is filed as Exhibit (d)(6) to the Schedule TO and is incorporated by reference herein.

Confidentiality Agreement. On April 16, 2025, Turnstone and Purchaser, entered into a confidentiality agreement (the “Confidentiality Agreement”), pursuant to which Purchaser agreed, subject to certain exceptions, to keep confidential all proprietary, nonpublic and/or confidential information about the other party, its affiliates or subsidiaries and/or its business furnished in connection with a possible negotiated transaction. Purchaser’s obligations under the Confidentiality Agreement will expire seven years after the date of the Confidentiality Agreement.

This summary and description of the material terms of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.

8. SOURCE AND AMOUNT OF FUNDS.

The Offer is not conditioned upon Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Purchaser estimates that the total amount of funds required to consummate the Merger (including payments for the Turnstone Restricted Stock Units) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement is approximately $7.9 million. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash and CVRs; (ii) the Offer is not subject to any financing condition; and (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger. Payments to be made pursuant to the CVRs, if any, will be made with the CVR Proceeds, if any. See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—CVR Agreement.” Holders of the CVRs will have no greater rights against Purchaser than those accorded to general unsecured creditors of Purchaser.

9. CONDITIONS OF THE OFFER.

Notwithstanding any other term of the Offer or the Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares of Turnstone common stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless there shall have been validly tendered in the Offer (and not properly withdrawn) prior to the expiration of the Offer that number of Shares of Turnstone common stock (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, represent at least one Share more than 50% of the number of Turnstone common stock that are then issued and outstanding as of the expiration of the Offer, which we refer to as the Minimum Tender Condition.

Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares of Turnstone common stock not theretofore accepted for payment or paid for if, at the then-scheduled expiration of the Offer, any of the following conditions exists:

(i)	there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

(ii)

(A) any representation or warranty of Turnstone set forth in Article IV (other than those set forth in Section 4.01 of the Merger Agreement (Due Organization, Subsidiaries), Section 4.03 of the Merger Agreement (Authority; Execution and Delivery; Enforceability), Section 4.04 of the Merger Agreement (No Vote Required), Section 4.05(a) of the Merger Agreement (Non-Contravention), Section 4.06 of the Merger Agreement (Capitalization), Section 4.08(b) of the Merger Agreement (No Material Adverse Effect), Section 4.21 of the Merger Agreement (No Financial Advisors) and Section 4.27 (Opinion of Financial Advisors)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Turnstone Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Turnstone Material Adverse Effect”);

(B) any representation or warranty of Turnstone set forth in Section 4.01 of the Merger Agreement (Due Organization, Subsidiaries), Section 4.03 of the Merger Agreement (Authority; Execution and Delivery; Enforceability), Section 4.04 of the Merger Agreement (No Vote Required), Section 4.05(a) of the Merger Agreement (Non-Contravention), Sections 4.06(b), (d), (e) and (f) of the Merger Agreement (Capitalization), Section 4.21 of the Merger Agreement (No Financial Advisors) and Section 4.27 (Opinion of Financial Advisors), and the Closing Cash Schedule shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date);

(C) any representation or warranty of Turnstone set forth in Sections 4.06(a) and (c) of the Merger Agreement (Capitalization) shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date); and

(D) any representation or warranty of Turnstone set forth in Section 4.08(b) of the Merger Agreement (No Material Adverse Effect) shall not be true and correct in all respects as of such time;

(iii)

Turnstone shall have failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement, including without limitation Turnstone’s obligations under Section 6.01 of the Merger Agreement;

(iv)

Purchaser shall have failed to receive from Turnstone a certificate, dated as of the date on which the Offer expires and signed by an executive officer of Turnstone, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

(v)	the Merger Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”); or

(vi)	the Closing Net Cash as finally determined pursuant to Section 2.01(c) of the Merger Agreement is less than $2,000,000.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Purchaser to extend, terminate or modify the Offer and are described herein.

The foregoing conditions are for the sole benefit of Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Purchaser in whole or in part at any time and from time to time prior to the expiration of the offer in its sole discretion (other than the Minimum Tender Condition and the Termination Condition, which may not be waived by Purchaser). Such rights of termination are described above in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination.” The failure by Purchaser or any other Affiliate of Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

10. DIVIDENDS AND DISTRIBUTIONS.

The Merger Agreement provides that Turnstone will not (subject to certain exceptions), between the date of the Merger Agreement and the Effective Time, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (including the Shares). See “Special Factors—Section 3. Price Range of Shares; Dividends” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Conduct of Business Pending the Merger.”

11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

General. Except as otherwise set forth in this Offer to Purchase, based Purchaser’s review of publicly available filings by Turnstone with the SEC and other information regarding Turnstone, Purchaser is not aware of any licenses or other regulatory permits which appear to be material to the business of Turnstone and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. In addition, except as set forth below, Purchaser is not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Purchaser has agreed to use reasonable best efforts to, in the most expeditious manner practicable, obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity. The parties currently expect that such approval or action, except as described below under “Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Turnstone’s or Purchaser’s business or that certain parts of Turnstone’s or Purchaser’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See “The Tender Offer—Section 9. Conditions of the Offer.”

Antitrust. Based on a review of the information currently available relating to the businesses in which Purchaser and Turnstone are engaged and the consideration to be paid for the Shares, Purchaser and Merger Sub have determined that no mandatory antitrust premerger notification filing or waiting period under Hart-Scott Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR”) and the rules and regulations promulgated thereunder is required, and therefore HSR clearance is not a condition to the consummation of the Offer or the Merger.

Based upon an examination of publicly available and other information relating to the businesses in which Turnstone is engaged, Purchaser believes that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See “The Tender Offer—Section 9. Conditions of the Offer.”

Stockholder Approval Not Required. Assuming the Offer and the Merger are consummated in accordance with Section 251(h) of the DGCL, Turnstone has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Turnstone and the consummation by Turnstone of the Offer and the Merger have been duly validly authorized by all necessary corporate action on the part of Turnstone, and no other corporate proceedings on the part of Turnstone are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on such merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to the offer, together with the stock otherwise owned by the consummating company and its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement; and (iii) the stockholders at the time of the merger receive the same consideration for their stock in the merger as was payable in the tender offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Turnstone will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Merger Sub and Turnstone will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Turnstone in accordance with Section 251(h) the DGCL. See “Special Factors—Section 2. Purpose of the Offer and Plans for Turnstone” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

Takeover Laws. A number of states (including Delaware, where Turnstone is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, Turnstone has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the

DGCL as a person beneficially owning 15% or more of a corporation’s voting stock and the affiliates and associates of such person) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless, among other exceptions: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock (but not the outstanding voting stock owned by the interested stockholder) held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is: (A) approved by the board of directors of the corporation; and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. The restrictions on business combinations contained in Section 203 of the DGCL also do not apply, among other possibilities, (i) to corporations that do not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders (unless the corporation’s certificate of incorporation expressly provides otherwise) or (ii) to interested stockholders who became interested stockholders at a time when the restrictions on business combinations did not apply because of the foregoing clause (i).

Turnstone has represented to us in the Merger Agreement that the Turnstone Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of the Merger Agreement and the timely consummation of the Offer and the Merger and will not restrict, impair or delay the ability of Purchaser, after the Offer Closing Time, to vote or otherwise exercise all rights as a stockholder of Turnstone. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger or the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer, the Merger or the Merger Agreement, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See “The Tender Offer—Section 9. Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of record or beneficial owners of Turnstone who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL, if certain conditions are met. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares plus interest, if any, on the amount determined to be fair value.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, (ii) “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity. Stockholders and beneficial owners of Shares should carefully review the full text of Section 262 of the DGCL as well as the information discussed herein. Stockholders and beneficial owners of Shares should assume that Turnstone will take no action to perfect any appraisal rights of any person.

The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders and beneficial owners of Shares should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Purchaser and Turnstone may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.

As discussed in the Schedule 14D-9, stockholders and beneficial owners of Shares wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must do ALL of the following:

•

within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and 20 days after the Schedule 14D-9 is provided, deliver to Turnstone at the address indicated in the Schedule 14D-9 a written demand for appraisal of their Shares, which demand must reasonably inform Turnstone of the identity of the person seeking appraisal and that the person is demanding appraisal and, in the case of a demand made by a beneficial owner of Shares, must also reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL;

•	not tender his, her or its Shares pursuant to the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the time Purchaser accepts properly tendered Shares for purchase); and

•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time.

Any stockholder who sells Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.

The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that Turnstone stockholders or beneficial owners of Shares exercise appraisal rights under Section 262 of the DGCL.

If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if: (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination; or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger.

Litigation. There have been no lawsuits filed against Turnstone, the Turnstone Board, Purchaser or Merger Sub in connection with the Offer. Lawsuits may be filed against Turnstone and the Turnstone Board, and lawsuits may be filed against Purchaser and Merger Sub, in connection with the Offer, the Merger and the related disclosures. Absent new or different allegations that are material, Purchaser and Merger Sub will not, and understand that Turnstone will not, necessarily announce such filings.

12. FEES AND EXPENSES.

Purchaser has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

13. MISCELLANEOUS.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Purchaser has filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “The Tender Offer—Section 5. Certain Information Concerning Turnstone.”

The Offer does not constitute a solicitation of proxies for any meeting of Turnstone’s stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, Turnstone or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

XOMA Royalty Corporation

July 23, 2025

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF PURCHASER.

1. XOMA Royalty Corporation

XOMA Royalty Corporation is a Nevada corporation whose primary business is as a biotech royalty aggregator with a sizable portfolio of economic rights to future potential milestone and royalty payments associated with partnered commercial and pre-commercial therapeutic candidates. The following table sets forth information about the executive officers of XOMA Royalty Corporation as of July 23, 2025.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Owen Hughes Chief Executive Officer, Director Citizenship: United States	Mr. Hughes serves as Chief Executive Officer of XOMA Royalty Corporation. Mr. Hughes has served as the Chief Executive Officer of Sail Bio, Inc., a private biotechnology company focused on addressing toxic proteinopathies, since February 2022 and served as the Chief Executive Officer and co-founder of Cullinan Oncology, Inc., a publicly-traded oncology company, from September 2017 to October 2021. Previously, Mr. Hughes served as the Chief Business Officer and Head of Corporate Development at Intarcia Therapeutics, Inc., a biotechnology company focused on type II diabetes, from February 2013 to August 2017. Prior to his operating roles, Mr. Hughes spent 16 years on Wall Street in various capacities, including roles at Brookside Capital, an operating division of Bain Capital and Pyramis Global Advisors, a Fidelity Investments Company. Mr. Hughes has served on the board of directors of Ikena Oncology, Inc., a publicly-traded oncology company, since December 2022. Mr. Hughes served on the board of directors of Radius Health, Inc., a publicly-traded biopharmaceutical company, from April 2013 to August 2022 until its sale to Gurnet Point Capital and Patient Square Capital; Translate Bio, Inc., a messenger RNA therapeutics company, from July 2016 until its acquisition by Sanofi in September 2021; and FS Development Corp. II, a special purpose acquisition company sponsored by Foresite Capital, from February 2021 to December 2021. Mr. Hughes received a B.A. in History from Dartmouth College. Mr. Hughes has significant experience with biopharmaceutical companies and brings the unique perspective of the Interim Chief Executive Officer of Purchaser to the Board.

Thomas Burns, Senior Vice President, Finance and Chief Financial Officer Citizenship: United States	Mr. Burns serves as Senior Vice President, Finance and Chief Financial Officer Chief Financial Officer of XOMA Royalty Corporation. Mr. Burns joined Purchaser in August 2006 and since then has held various senior finance and accounting roles, most recently as Vice President, Finance and Chief Financial Officer. Mr. Burns has over twenty-five years of experience in accounting and finance in both biotechnology and high-technology companies. Prior to his employment with Purchaser, he held multiple senior financial management positions at high-tech companies including Mattson Technology, IntruVert Networks (acquired by McAfee), Niku Corporation (acquired by Computer Associates) and Conner Technology. Mr. Burns received his Bachelor’s degree from Santa Clara University and his Masters of Business Administration from Golden Gate University.

Brad Sitko, Chief Investment Officer Citizenship: United States	Mr. Sitko serves as Chief Investment Officer of XOMA Royalty Corporation. Mr. Sitko served as the Managing Director, Strategic Finance, at RTW Investments, LP from November 2019 to January 2023 and also served as a member of the board of directors of such firm’s Irish collective asset-management vehicle (ICAV), RTW Investments ICAV, and was Chief Financial Officer of Ji Xing Pharmaceuticals Limited, a Shanghai-based biopharmaceutical company, incubated by RTW Investments, LP. From March 2015 to November 2019, Mr. Sitko served as Vice President, Finance, Operations and Corporate Development of DNAnexus, Inc., a genetic data management company. Mr. Sitko also served as a Director at MTS Health Partners, an investment bank, from October 2008 to March 2015. Mr. Sitko received a B.A. in History and Sociology of Science from the University of Pennsylvania and an M.B.A. from Columbia Business School.

Jack L. Wyszomierski Chairman of the Board Citizenship: United States	Mr. Wyszomierski has been a director since August 2010 and was appointed Chairman of the Board in January 2024. From 2004 until his retirement in 2009, Mr. Wyszomierski was Executive Vice President and Chief Financial Officer of VWR International, LLC, a global laboratory supply, equipment and distribution business that serves the world’s pharmaceutical and biotechnology companies, as well as industrial and governmental organizations. At Schering-Plough, a global health care company which had worldwide sales of over $8 billion in 2004, Mr. Wyszomierski held positions of increasing responsibility from 1982 to 2004, culminating in his appointment as Executive Vice President and Chief Financial Officer. Mr. Wyszomierski also serves on the Boards of Exelixis, Inc. and SiteOne Landscape Supply, Inc., and previously served on the Boards of Athersys, Inc. from 2010 to 2023 and Unigene Laboratories, Inc. from 2012 to 2013. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

Heather L. Franklin Director Citizenship: United States	Ms. Franklin has been a director since August 2021. Ms. Franklin has over 30 years of broad biotechnology expertise. Since January 2025, she has served as Managing Director of 3D Chess Advisory LLC, a consulting firm focused on structuring and negotiation of licensing and acquisition transactions, and since February 2025, she has served as Executive Chairperson for Presage Biosciences Inc., a private biotechnology company. Previously, she was the founder of Blaze Bioscience, Inc. and led the company from its infancy to becoming a late clinical stage biotechnology company, and most recently served as its Executive Board Chair and as President and Chief Executive Officer from 2011 through 2024. She previously served as a member of the Board for Life Science Washington from 2020 through 2024. Prior to establishing Blaze Bioscience, Ms. Franklin spent 10 years at ZymoGenetics in positions of increasing responsibility, ultimately serving as Senior Vice President, Business Development. She was a member of the executive management team and was responsible for program management, strategic planning, pipeline marketing and business development, including structuring and negotiating in- and out-licenses and collaboration agreements for products at all stages of development from research through commercial. Earlier in her career, she held roles in program management at Amgen and Targeted Genetics. Ms. Franklin received her M.B.A. from The Wharton School of the University of Pennsylvania, her M.S. from the University of Washington and her B.S. from University of North Carolina at Chapel Hill.

Natasha Hernday Director Citizenship: United States	Ms. Hernday has been a director since July 2020. Ms. Hernday was the Chief Business Officer and a member of the Executive Committee for the formerly publicly-traded biotechnology company Seagen, Inc., where she worked from 2011 to 2023. She helped execute the sale of Seagen to Pfizer in 2023 and was a member of the executive integration planning team to merge the two oncology businesses. From 1994 through 2010, after starting her career in molecular and mammalian cell biology, Ms. Hernday served in various roles of increasing responsibility at Amgen Inc., including as Director, Mergers & Acquisitions and as Director, Out-Partnering. She serves on the Board of Directors of Firefly Bio, Inc., a private biotechnology company, and the Knight Campus External Advisory Board for the University of Oregon, and previously served on the Boards of PDL BioPharma, Inc. and Alpine Immune Sciences, Inc. Ms. Hernday received her B.A. in microbiology from the University of California at Santa Barbara and M.B.A. from Pepperdine University.

Barbara Kosacz Director Citizenship: United States	Ms. Kosacz has been a director since January 2019. From July 2020 until February 2024, Ms. Kosacz served as Chief Operating Officer and General Counsel of Kronos Bio, Inc. Ms. Kosacz was previously a partner at Cooley LLP from 1996 to 2001, and from 2002 to 2020, and has more than 25 years of experience in counseling clients in the life sciences arena, ranging from early-stage startups to larger public companies, venture funds, investment banks and non-profit institutions. She serves on the Board of Directors of Athira Pharma, Inc., where she serves as Chair of the compensation committee, and on the Board of Directors of Scripps Research. She has also served on the Board of Directors of Phoenix Biotech Acquisition Corp., Locus Walk Acquisition Corp., and Arsenal Biosciences, Inc., where she served on the audit committee. She also has served as a member of the BIO Emerging Companies’ Section Governing Board, the Board of Trustees of the Keck Graduate Institute, and the advisory board of Locust Walk Partners. Ms. Kosacz has been a speaker at multiple life sciences-related conferences, as well as guest lecturer at the University of California, Berkeley School of Law, Stanford University, the University of Pennsylvania and Columbia University on biotechnology law, biotech business models, corporate partnering negotiations and deal structures and bioethics. Recognized by Best Lawyers in America since 2008, Ms. Kosacz was listed as a “leading lawyer” for healthcare and life sciences in the 2018 Legal 500, as a “Band 1” attorney in the 2018 edition of Chambers USA: America’s Leading Lawyers for Business, and was recognized as a “highly recommended transactions” lawyer by IAM Patent 1000 for her “nearly three decades advising diverse companies in the industry at a deeply strategic and commercial level and overseeing their most complex and profitable deals.” She received her Juris Doctor degree from the University of California, Berkeley School of Law, and her bachelor’s degree from Stanford University.

Joseph M. Limber Director Citizenship: United States	Mr. Limber has been a director since December 2012. Mr. Limber is a founder of Garda Therapeutics, Inc., for which he has served as President and Chief Executive Officer since December 2024. He previously served as the President and Chief Executive Officer and a member of the Board of Secura Bio, Inc. from February 2019 through October 2024. Prior to that, Mr. Limber served as President and Chief Executive Officer of Genoptix, Inc. from March 2017 through December 2018. Mr. Limber served as Executive Chairman of ImaginAb from January 2016 through November 2017. Mr. Limber served as President and Chief Executive Officer of Gradalis, Inc. from July 2013 through April 2015. Mr. Limber served as President and Chief Executive Officer of Prometheus Laboratories Inc., a subsidiary of Nestlé Health Science, from December 2003 through April 2013 and as a member of its Board from January 2004 through April 2013. From January 2003 to July 2003, Mr. Limber was a consultant and interim Chief Executive Officer for Deltagen, Inc., a provider of drug discovery tools and services to the biopharmaceutical industry. From April 1998 to December 2002, Mr. Limber was the President and Chief Executive Officer of ACLARA BioSciences, Inc. (now Monogram Biosciences, Inc.), a developer of assay technologies and lab-on-a-chip systems for life science research. From 1996 to 1998, he was the President and Chief Operating Officer of Praecis Pharmaceuticals, Inc. (acquired by GlaxoSmithKline plc), a biotechnology company focused on the discovery and development of pharmaceutical products. Prior to Praecis, Mr. Limber served as Executive Vice President of SEQUUS Pharmaceuticals, Inc. (acquired by Alza Corporation and now part of the Johnson & Johnson family of companies). He also held management positions in marketing and sales with Syntex Corporation (now F. Hoffmann-La Roche Ltd.) and with Ciba-Geigy Corporation (now Novartis AG). Mr. Limber holds a B.A. from Duquesne University.

Matthew Perry Director Citizenship: United States	Mr. Perry has been a director since February 2017. Mr. Perry was the President of Biotechnology Value Fund Partners L.P. (“BVF Partners”) and portfolio manager for the underlying funds managed by the firm. BVF Partners is a private investment partnership that has focused on small cap, value-oriented investment opportunities for more than 20 years. Mr. Perry joined BVF Partners in December 1996 and has been a successful lead investor in dozens of transactions. He has positively influenced corporate direction for numerous biotechnology companies during the course of his career. In January 2016, Mr. Perry was named to CTI BioPharma Corp.’s Board and was a member of its Compensation Committee until the company was sold in June 2023. Mr. Perry is also a co-founder and director of Nordic Biotech Advisors ApS, a venture capital firm based in Copenhagen, Denmark. He holds a B.S. degree from the Biology Department at the College of William and Mary.

The common business address and telephone number for all the directors and executive officers of Purchaser is as follows: c/o XOMA Royalty Corporation, 2200 Powell Street, Suite 310, Emeryville, California 94608, Tel: (510) 204-7200.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Turnstone or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent as follows:

The Depositary and Paying Agent for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

Mail or deliver the Letter of Transmittal, together with the certificate(s) (if any) representing your Shares, to:

If delivering by mail:	If delivering by express mail, courier, or other expedited service:

Broadridge, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Schedule TO may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Alliance Advisors, LLC

You may call Alliance Advisors, LLC, the Information Agent for the Offer, toll-free at 1-855-206-0801 or email them at tsbx@allianceadvisors.com.